Exhibit 10.22

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 30, 2014

among

AEROCARE HOLDINGS, INC.,

as the Borrower

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,

as the Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK,

as Administrative Agent, Swingline Lender and Issuing Bank

BANKUNITED, N.A.,

as Syndication Agent

and

FIFTH THIRD BANK,

as Documentation Agent

SUNTRUST ROBINSON HUMPHREY, INC.,

as Sole Lead Arranger and Sole Bookrunner

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Section 7.10.	Legal Name, State of Formation and Form of Entity.	77
Section 7.11.	Amendment to Material Documents.	77
Section 7.12.	Accounting Changes.	77
Section 7.13.	Government Regulation.	77
Section 7.14.	Ownership of Subsidiaries.	77
Section 7.15.	Nature of Business.	77
Section 7.16.	Use of Proceeds.	77
Section 7.17.	Management Fees.	77
Section 7.18.	Consolidated Capital Expenditures.	77

ARTICLE VIII EVENTS OF DEFAULT		78

Section 8.1.	Events of Default.	78
Section 8.2.	Application of Funds.	80

ARTICLE IX THE ADMINISTRATIVE AGENT		82

Section 9.1.	Appointment of Administrative Agent.	82
Section 9.2.	Nature of Duties of Administrative Agent.	82
Section 9.3.	Lack of Reliance on the Administrative Agent.	83
Section 9.4.	Certain Rights of the Administrative Agent.	83
Section 9.5.	Reliance by Administrative Agent.	83
Section 9.6.	The Administrative Agent in its Individual Capacity.	84
Section 9.7.	Successor Administrative Agent.	84
Section 9.8.	Withholding Tax.	85
Section 9.9.	Benefits of Article IX.	85
Section 9.10.	Administrative Agent May File Proofs of Claim.	85
Section 9.11.	Titled Agents.	86
Section 9.12.	Authorization to Execute other Loan Documents.	86
Section 9.13.	Collateral and Guaranty Matters.	86
Section 9.14.	Hedging Obligations and Bank Product Obligations.	87
Section 9.15.	Right to Realize on Collateral and Enforce Guarantee.	87

ARTICLE X THE GUARANTY		87

Section 10.1.	The Guaranty.	87
Section 10.2.	Obligations Unconditional.	88
Section 10.3.	Reinstatement.	88
Section 10.4.	Certain Additional Waivers.	89
Section 10.5.	Remedies.	89
Section 10.6.	Rights of Contribution.	89
Section 10.7.	Guarantee of Payment; Continuing Guarantee.	89
Section 10.8.	Keepwell.	89

ARTICLE XI MISCELLANEOUS		90

Section 11.1.	Notices.	80
Section 11.2.	Waiver; Amendments.	92
Section 11.3.	Expenses; Indemnification.	94
Section 11.4.	Successors and Assigns.	95
Section 11.5.	Governing Law; Jurisdiction; Consent to Service of Process.	98
Section 11.6.	WAIVER OF JURY TRIAL.	99
Section 11.7.	Right of Setoff.	99
Section 11.8.	Counterparts; Integration.	99
Section 11.9.	Survival.	100
Section 11.10.	Severability.	100

iii

iv

Schedules

Schedule I	-	Commitment Amounts
Schedule 4.13	-	IP Rights
Schedule 4.16	-	Subsidiaries
Schedule 4.18-1	-	Locations of Real Property
Schedule 4.18-2	-	Locations of Chief Executive Office, Taxpayer Identification
Number, Etc.
Schedule 4.18-3	-	Locations of Assets
Schedule 4.18-4	-	Changes in Legal Name, State of Formation and Structure
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.7	-	Form of Notice of Conversion/Continuation
Exhibit 2.10	-	Form of Note
Exhibits 2.20 (1-4)	-	Forms of U.S. Tax Compliance Certificates
Exhibit 2.23		Form of Incremental Term Loan Lender Joinder Agreement
Exhibit 5.1	-	Form of Compliance Certificate
Exhibit 5.10	-	Form of Guarantor Joinder Agreement
Exhibit 11.4	-	Form of Assignment and Acceptance

v

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2014, by and among AEROCARE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

WITNESSETH:

WHEREAS, the Borrower and the Guarantors are party to that certain Credit Agreement dated as of November 30, 2012 (as amended and modified, the “Original Credit Agreement”), among the Borrower, the Guarantors, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, Swingline Lender and Issuing Bank, pursuant to which the Lenders from time to time party thereto provided $60,000,000 in senior secured credit facilities in favor of the Borrower, comprised of (a) a $10,000,000 working capital revolving credit facility (including a letter of credit subfacility and a swingline subfacility), (b) a $25,000,000 acquisition revolving credit facility (subject to amortization as provided therein), and (c) a term loan in an initial aggregate principal amount of $25,000,000; and

WHEREAS, the Borrower has requested that the Lenders establish $110,000,000 in senior secured credit facilities in favor of the Borrower, to be comprised of (a) a $10,000,000 senior secured working capital revolving credit facility (including a letter of credit subfacility and a swingline subfacility), (b) a $30,000,000 senior secured acquisition revolving credit facility (subject to amortization as provided herein), and (c) a senior secured term loan in an initial aggregate principal amount of $70,000,000, with the ability (subject to the terms and conditions set forth herein) to incur up to $30,000,000 of additional revolving commitments and/or term loan indebtedness;

WHEREAS, the Lenders have agreed to amend and restate the Original Credit Agreement on the terms and conditions set forth herein;

Now, therefore, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Loan Parties, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.        Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary) that constitute all or a substantial portion of the assets of such Person or a division or business unit of such Person.

“Acquisition Availability Period” shall mean the period from the Effective Date to but excluding the Acquisition Revolving Commitment Termination Date.

“Acquisition Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Acquisition Revolving Loans to the Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, or in the case of a Person becoming a Lender after the Effective Date, the amount of the assigned “Acquisition Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to terms hereof.

“Acquisition Revolving Commitment Termination Date” shall mean the earlier of (a) June 30, 2016 and (b) the date on which the Acquisition Revolving Commitments are terminated pursuant to Section 2.8 or 8.1.

“Acquisition Revolving Credit Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Acquisition Revolving Loans.

“Acquisition Revolving Loan” shall mean a loan made by a Lender to the Borrower under its Acquisition Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“Adjusted LIBOR” shall mean, with respect to each Interest Period for a Eurodollar Loan, (a) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that if the rate referred to in clause (a) above is not available at any such time for any reason, then the rate referred to in clause (a) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time), two (2) Business Days prior to the first day of such Interest Period.

“Administrative Agent” shall mean SunTrust Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (a) vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

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“Aggregate Acquisition Revolving Commitments” shall mean the Acquisition Revolving Commitments of all the Lenders at any time outstanding. On the Effective Date, the aggregate amount of the Aggregate Acquisition Revolving Commitments is Thirty Million Dollars ($30,000,000).

“Aggregate Revolving Commitments” shall mean the Aggregate Acquisition Revolving Commitments and the Aggregate Working Capital Revolving Commitments. On the Effective Date, the aggregate amount of the Aggregate Revolving Commitments is Forty Million Dollars ($40,000,000).

“Aggregate Working Capital Revolving Commitments” shall mean the Working Capital Revolving Commitments of all the Lenders at any time outstanding. On the Effective Date, the aggregate amount of the Aggregate Working Capital Revolving Commitments is Ten Million Dollars ($10,000,000).

“Agreement” shall mean this Credit Agreement.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, (a) with respect to any Incremental Term Loan, the percentage(s) per annum set forth in the applicable Incremental Term Loan Lender Joinder Agreement, and (b) with respect to Revolving Loans, the Term Loan, Swingline Loans, Letters of Credit and the Commitment Fee, the percentage per annum determined by reference to the applicable Consolidated Leverage Ratio in effect on such date as set forth in the table below; provided, that a change in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(d); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level 4 as set forth in the table below until the second Business Day after which such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Effective Date until the second Business Day after which the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2014 are required to be delivered shall be at Level 4 as set forth in the table below. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth in the table below (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (a) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (b) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth in the table below for such period and (c) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(d) or Article VIII.

3

		Eurodollar
		Loans, LIBOR
		Index Rate
		Loans and Letter	Base Rate	Commitment
Level	Consolidated Leverage Ratio	of Credit Fee	Loans	Fee
1	<0.75:1.0	2.00%	1.00%	0.20%
2	≥0.75:1.0 and <1.50:1.0	2.50%	1.50%	0.30%
3	≥1.50:1.0 and <2.25:1.0	3.00%	2.00%	0.40%
4	≥2.25:1.0	3.50%	2.50%	0.50%

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean SunTrust Robinson Humphrey, Inc., in its capacity as sole lead arranger and sole bookrunner.

“Asset Sale” shall mean the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale of inventory in the ordinary course of business; (b) the sale or disposition for fair market value of obsolete or worn out property or other property not necessary for operations of the Borrower and its Subsidiaries disposed of in the ordinary course of business; (c) the disposition of property (including the cancellation of Indebtedness permitted by Section 7.4(d)) to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business or not interfering in any material respect with the business of the Borrower or any Subsidiary; (f) the sale or disposition of Cash Equivalents for fair market value in the ordinary course of business and (g) the disposition of shares of Capital Stock of any Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, in the form of Exhibit 11.4 attached hereto or any other form approved by the Administrative Agent.

“Audited Financial Statements” shall mean the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto.

“Auto Borrow Agreement” has the meaning set forth in Section 2.4(f).

“Bank Product Amount” shall have the meaning set forth in the definition of “Bank Product Provider”.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

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“Bank Product Provider” shall mean any Person that (a) (i) at the time it provides any Bank Products to any Loan Party, is a Lender or an Affiliate of a Lender or (ii) has provided any Bank Products to any Loan Party that exist on the Effective Date, and such Person is a Lender or an Affiliate of a Lender on the Effective Date and (b) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. The Bank Product Amount may not be increased, and no new agreements for Bank Products may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit card (including purchasing card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” shall mean the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (½%) per annum and (c) One Month LIBOR Index Rate plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (a) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day” shall mean any day other than (a) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by Law to close and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a LIBOR Index Rate Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in dollar deposits in the London interbank market.

5

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, to the Administrative Agent pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” and “Cash Collateral” have a corresponding meaning).

“Cash Equivalents” shall mean:

(a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)        commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(c)        certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eight (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)         fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)         mutual funds investing solely in any one or more of the Cash Equivalents described in clauses (a) through (d) above.

“Change in Control” shall mean an event or series of events by which (a) the Specified Shareholders collectively shall cease to own and control, of record and beneficially, directly fifty-one percent (51%) of the outstanding Equity Interests of the Borrower; or (b) Mr. Stephen P. Griggs individually (including his heirs, executors and personal representatives and trusts created by him for members of his immediate family), shall cease to own and control, of record and beneficially, directly twenty percent (20%) of the outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any applicable Law after the date of this Agreement, (b) any change in any applicable Law after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in each case, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

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“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, the Term Loan or any Incremental Term Loan and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Term Loan Commitment or an Incremental Term Loan Commitment.

“CMS” shall mean the Centers for Medicare & Medicaid Services, the federal agency responsible for administering Medicare, Medicaid, SCHIP (State Children’s Health Insurance Program) and other federal health-related programs.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” shall mean a collective reference to the Pledge and Security Agreement and any other security documents executed and delivered by any Loan Party pursuant to Section 5.11.

“Commitment” shall mean, as to each Lender, the Revolving Commitment of such Lender, the Term Loan Commitment of such Lender and/or the Incremental Term Loan Commitment of such Lender.

“Commitment Fee” shall have the meaning set forth in Section 2.14(b).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” shall mean for any period, without duplication, (a) all capital expenditures, as determined in accordance with GAAP, of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period, other than any expenditures made with the proceeds of any Recovery Event to the extent such expenditures are used to purchase property that is the same as or similar to the property subject to such Recovery Event and (b) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

7

“Consolidated Cash Taxes” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, without duplication, (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, (iv) all fees, costs and expenses of incurred through the Effective Date by the Loan Parties and their Subsidiaries in connection with the financing provided under this Agreement and (v) Acquisition costs related to Permitted Acquisitions paid in cash during such period in an aggregate amount during such period not to exceed five percent (5%) of the aggregate cash and non-cash consideration of such Permitted Acquisitions plus (c) Target EBITDA plus (d) non-cash stock based employee compensation expenses for such period.

“Consolidated Excess Cash Flow” shall mean for the Borrower and its Subsidiaries for any period, determined on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period minus (b) Consolidated Capital Expenditures made during such period (other than Consolidated Capital Expenditures financed with Indebtedness (other than Loans)) minus (c) Consolidated Interest Expense paid in cash during such period minus (d) cash taxes paid during such period minus (e) scheduled principal payments made on Consolidated Total Debt during such period minus (f) Acquisition costs related to Permitted Acquisitions paid in cash during such period to the extent such costs have been added back to Consolidated EBITDA pursuant to clause (b)(v) of the definition thereof for such period minus (g) Target EBITDA for such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA minus Consolidated Maintenance Capital Expenditures minus Consolidated Cash Taxes to (b) Consolidated Fixed Charges, in each case measured on a consolidated basis as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements are required to have been delivered pursuant to Sections 5.1(a) or (b).

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum, without duplication, of (a) Consolidated Interest Expense paid in cash for such period, (b) scheduled principal payments made on Consolidated Total Debt (excluding Capital Lease Obligations) during such period, and (c) Restricted Payments (other than Restricted Payments permitted pursuant to Section 7.5(a)) paid during such period.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis, the sum of (a) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA, in each case measured as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements are required to have been delivered pursuant to Sections 5.1(a) or (b).

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“Consolidated Maintenance Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, Consolidated Capital Expenditures during such period for the maintenance of their capital assets, as determined in accordance with GAAP, other than any expenditures made with proceeds of any Recovery Event to the extent such expenditures are used to purchase property that is the same as or similar to the property subject to such Recovery Event.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis, the net income (or loss) of the Borrower and its Subsidiaries for such period but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to write-ups of assets, (c) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (d) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in clause (k) of the definition thereto.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(d).

“Defaulting Lender” shall mean, at any time, any Lender as to which the Administrative Agent has notified the Borrower that (a) such Lender has failed for three (3) or more Business Days to comply with its obligations under this Agreement to make a Loan and/or to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (b) such Lender has notified the Administrative Agent or the Borrower, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on, its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (c) such Lender has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (d) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States.

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“Effective Date” shall mean the date hereof.

“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with Real Estate required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the holders of the Obligations, in each case in form and substance satisfactory to the Administrative Agent.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBOR.

“Event of Default” shall have the meaning provided in Article VIII.

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“Excluded Property” shall mean, with respect to any Loan Party, (a) any leased real property, (b) any owned real property which is located outside of the United States, unless requested by the Required Lenders, (c) unless requested by the Required Lenders, any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (d) unless requested by the Required Lenders, any personal property (other than personal property described in clause (c) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (e) the Capital Stock of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 5.11(a) and (f) any property which, subject to the terms of Section 7.7, is subject to a Lien of the type described in Section 7.2(d) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 10.8 shall be taken into account. If a Swap Obligation arises under a Master Agreement governing more than one Hedging Transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Transactions for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean any of the following Taxes imposed on with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(e)and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusion Event” shall mean any event or events resulting in the exclusion of any Borrower or any Subsidiary from participation in any Medical Reimbursement Program.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

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“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of April 15, 2014, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Receivable” shall mean any Receivable that, consistent with the past accounting practices of the Borrower and its Subsidiaries, is initially classified as a Medicare Receivable, Medicaid Receivable, Medicare Advantage Receivable or other government Receivable.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

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“Guarantor Joinder Agreement” shall mean a guarantor joinder agreement substantially in the form of Exhibit 5.10 executed and delivered by a Subsidiary in accordance with the provisions of Section 5.10 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Guarantors” shall mean, collectively, (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 5.10 or otherwise, (c) with respect to (i) any Hedging Obligations between any Loan Party (other than the Borrower) and any Lender-Related Hedge Provider that are permitted to be incurred pursuant to Section 7.9 and any Bank Products Obligations owing by any Loan Party (other than the Borrower), the Borrower and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower, and (d) the successors and permitted assigns of the foregoing.

“Guaranty” shall mean the Guaranty made by the Guarantors in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to Article X.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 and the Privacy provisions (Subtitle D) of the Health Information Technology for Economic Clinical Health Act, Division A, Title XIII of Pub. L. 111-5, and its implementing regulations (the “HITECH Act”) and any and all regulations and rules promulgated from time to time thereunder.

“Increasing Lenders” shall have the meaning set forth in Section 2.23

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“Incremental Term Loan” shall have the meaning set forth in Section 2.23.

“Incremental Term Loan Commitment” shall mean, as to each Incremental Term Loan Lender, the commitment of such Incremental Term Loan Lender to make an Incremental Term Loan hereunder pursuant to an Incremental Term Loan Lender Joinder Agreement; provided that, at any time after the funding of an Incremental Term Loan, determination of “Required Lenders” shall include the Outstanding Amount of such Incremental Term Loan.

“Incremental Term Loan Lender” shall mean each of the Persons identified as an “Incremental Term Loan Lender” in an Incremental Term Loan Lender Joinder Agreement, together with their respective successors and assigns.

“Incremental Term Loan Lender Joinder Agreement” shall mean a joinder agreement, substantially in the form of Exhibit 2.23, executed and delivered in accordance with the provisions of Section 2.23.

“Incremental Term Loan Maturity Date” shall be as set forth in an Incremental Term Loan Lender Joinder Agreement.

“Indebtedness” of any Person shall mean, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables overdue by more than one hundred twenty (120) days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), including without limitation earn-out obligations and holdback amounts that, in accordance with GAAP, constitute liabilities on the balance sheet of such Person (with the amount of earn-out obligations and holdback amounts determined in accordance with GAAP), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) Off-Balance Sheet Liabilities, (i) all Hedging Obligations, (j) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (i) above and (k) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information Memorandum” shall mean the Confidential Information Memorandum dated May 2014 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

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“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months (subject to availability); provided, that:

(a)           the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)           if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(c)           any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(d)           each principal installment of the Term Loan and any Incremental Term Loan shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of such Term Loan or such Incremental Term Loan, as applicable, shall have an Interest Period determined as set forth above; and

(e)           no Interest Period may extend beyond the Maturity Date applicable to such Loan.

“Interest Rate Determination Date” shall mean the date of any Borrowing of LIBOR Index Rate Loans and the first Business Day of each calendar month thereafter.

“Interim Financial Statements” shall mean the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ending March 31, 2014, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Investments” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) purchase or other acquisition of any Capital Stock of another Person, (b) a loan, advance, other evidence of indebtedness or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other indebtedness or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” shall have the meaning set forth in Section 4.13.

“IRS” shall mean the United States Internal Revenue Service.

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and any Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit.

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“Laws” or “Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices 1998, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Sublimit” shall mean Two Million Dollars ($2,000,000). The LC Sublimit is part of, and not in addition to, the Aggregate Working Capital Revolving Commitments.

“Lender Insolvency Event” shall mean that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof.

“Lender-Related Hedge Provider” shall mean any Person that, (a) (i) at the time it enters into a Hedging Transaction with any Loan Party, is a Lender or an Affiliate of a Lender or (ii) has entered into a Hedging Transaction with any Loan Party that exists on the Effective Date, and such Person is a Lender or an Affiliate of a Lender on the Effective Date and (b) except when the Lender-Related Hedge Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction, and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. No new Hedging Transactions may be established at any time that a Default or Event of Default exists.

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“Lenders” shall mean each of the Persons identified as a “Lender” on the signature pages hereto and each Person that joins this Agreement as a “Lender” or an “Incremental Term Loan Lender” pursuant to Section 2.23, and, as the context requires, includes the Swingline Lender, together in each case with their respective successors and assigns.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to Section 2.22.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Issuing Bank.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.14(c).

“LIBOR Index Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the One Month LIBOR Index Rate.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, each Incremental Term Loan Joinder Agreement, the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all Issuer Documents, all UCC Financing Statements, all stock powers and similar instruments of transfer, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.

“Loans” shall mean all Revolving Loans, Swingline Loans, the Term Loan and any Incremental Term Loan in the aggregate or any of them, as the context shall require.

“Master Agreement” shall have the meaning set forth in the definition of “Hedging Transaction.”

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (c) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $2,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

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“Maturity Date” shall mean, (a) with respect to Aggregate Revolving Commitments and the Term Loan, the earlier of (i) June 30, 2019 and (ii) the date on which the principal amount of any Loan has been declared or automatically have become due and payable pursuant to Section 8.1 (whether by acceleration or otherwise) and (b) with respect to any Incremental Term Loan, the earlier of the maturity date provided therefor in the Incremental Term Loan Joinder Agreement and (ii) the date on which the principal amount of any Loan has been declared or automatically have become due and payable pursuant to Section 8.1 (whether by acceleration or otherwise).

“Medicaid” shall mean that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof.

“Medicaid Supplier Agreement” shall mean an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” shall mean, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” shall mean a collective reference to the Medicare, Medicaid and TRICARE programs, and any other health care programs operated by or financed in whole or in part by any foreign or domestic federal, state or local government, and all private insurance plans, managed care plans, health maintenance organizations, and all other non-government funded Third-Party Payor programs in which the Borrower or any Subsidiary participates.

“Medicare” shall mean that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof.

“Medicare Advantage Receivable” shall mean a receivable under that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, that is managed by a contracted managed health care entity pursuant to a contract between the CMS and such managed health care entity , as set forth at Section 1395, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof

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“Medicare Supplier Agreement” shall mean an agreement entered into between CMS, or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” shall mean collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the United States Department of Health and Human Services or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean any real property that is owned by a Loan Party and is subject to a Mortgage.

“Mortgage” shall mean each mortgage, deed of trust or deed to secure debt that purports to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interests and/or leasehold interests of any Loan Party in any real property.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower makes or is obligated to make contributions or with respect to which Borrower has any liability (including on account of an ERISA Affiliate).

“Net Cash Proceeds” shall mean the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Subsidiary in respect of any Asset Sale, Recovery Event or any issuance of Indebtedness or equity securities net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Asset Sale or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Lien permitted by Section 7.2 (ranking senior to any Lien of the Administrative Agent) on the related property.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Note” shall have the meaning as set forth in Section 2.10(b).

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“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.7(b).

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4.

“Obligations” shall mean, collectively, (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post- petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider permitted by Section 7.9, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, that “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OIG” shall mean the Office of the Inspector General of the United States Department of Health and Human Services and any successor thereof.

“One Month LIBOR Index Rate” shall mean a rate per annum equal to the one-month LIBOR which appears on Reuters Screen LIBOR01 as of 11:00 a.m., London time, two (2) Business Days prior to each Interest Rate Determination Date.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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“Original Credit Agreement” shall mean as provided in the recitals hereof.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25). “Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 11.4(d).

“Participant Register” shall have the meaning set forth in Section 11.4(e).

“Patient” shall mean, on any date, any natural person for whom any health care items or services have been provided or performed prior to such date by the Borrower or any Subsidiary (other than any such person with respect to whom the applicable obligor on the Receivable originated in connection therewith would not reasonably be expected to approve payment thereunder).

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean an Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) the assets acquired (or the assets of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Effective Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate attaching detailed financial covenant calculations, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, for the period of the four full Fiscal Quarters ending immediately prior to such Acquisition demonstrating that after giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Article VI and, furthermore, that the Consolidated Leverage Ratio would be no greater than the ratio that is 0.25:1.0 (a “quarter turn”) less than the maximum Consolidated Leverage Ratio then permitted under Section 6.1, (e) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (f) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, and (g) the aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including earn-out payments and holdback amounts, with the amount thereof determined in accordance with GAAP) and Capital Stock) for any such Acquisition shall not exceed $5,000,000.

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“Permitted Encumbrances” shall mean:

(a)           Liens imposed by Law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b)           statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment and attachment liens not giving rise to a Default or an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(f)           customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(g)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

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provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” shall mean that certain amended and restated pledge and security agreement dated as of the Effective Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties.

“Pro Forma Basis” shall mean, for purposes of calculating compliance with respect to any Asset Sale, Recovery Event, Acquisition or any incurrence of any Incremental Term Loan and/or Incremental Revolving Commitment, that such transaction shall be deemed to have occurred as of the first day of the period of four Fiscal Quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or (b). For purposes of any such calculation in respect of any Acquisition, (a) any Indebtedness incurred or assumed in connection with such transaction that is not retired in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (b) Target EBITDA, (c) income statement items (whether positive or negative) and Consolidated Capital Expenditures attributable to the Person or assets acquired shall be included beginning as of the first day of the applicable period and (d) no adjustments for anticipated (but not actually realized) cost savings or synergies shall be included.

“Pro Forma Compliance Certificate” shall mean a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Article VI recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Pro Rata Share” shall mean (a) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure, portion of the Term Loan or portion of each Incremental Term Loan, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure, portion of the Term Loan or portion of each Incremental Term Loan, as applicable, of all Lenders) and (b) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), portion of the Term Loan and portion of each Incremental Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments), portion of the Term Loan and portion of each Incremental Term Loan.

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“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivables” shall mean all Patient accounts existing or hereafter created, any and all rights to receive payments due on such accounts from any Patient or third-party payor under or in respect of such account (including all insurance companies, Blue Cross/Blue Shield, Medicare, Medicaid, Medicare Advantage, Medicaid managed care and health maintenance organizations and any other Medical Reimbursement Programs), to the extent not evidenced by an instrument or chattel paper, and all proceeds of, or in any way derived from, any of the foregoing, whether directly or indirectly (including all interest, finance charges and other amounts payable by the obligor in respect thereof).

“Real Property Security Documents” shall mean, with respect to any fee or leased hold interest of a Loan Party any real property:

(a)           a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b)           if requested by the Administrative Agent in its reasonable discretion, maps or plats of an as built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date reasonably satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c)           ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Encumbrances, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d)           evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of flood insurance policies under the National Flood Insurance Program (or private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies not Affiliates of the Borrower) or certificates of insurance of the Borrower and its Subsidiaries evidencing such flood insurance coverage in such amounts and with such deductibles as the Administrative Agent may reasonably request and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;

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(e)           if requested by the Administrative Agent, a duly executed Environmental Indemnity with respect thereto;

(f)           if reasonably requested by the Administrative Agent, (i) environmental questionnaires or (ii) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, on all of the owned real property, dated no more than six (6) months prior to the Effective Date (or date of the applicable Mortgage if provided post-closing), prepared by environmental engineers satisfactory to the Administrative Agent, all in form and substance satisfactory to the Administrative Agent, and such environmental review and audit reports, including Phase II reports, with respect to the real property of any Loan Party as the Administrative Agent shall have reasonably requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and the Administrative Agent shall be satisfied with the contents of all such environmental questionnaires or reports;

(g)           if requested by the Administrative Agent, evidence satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning Laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(h)           an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank as applicable.

“Recovery Event” shall mean any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

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“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, at least three (3) Lenders having Total Credit Exposures representing more than 50.1% of the Total Credit Exposures of all Lenders; provided that to the extent that any Lender is a Defaulting Lender, the Total Credit Exposure of such Defaulting Lender shall be excluded for purposes of determining Required Lenders; provided, further that so long as there are only two (2) Lenders or fewer Lenders, “Required Lenders” shall mean Lenders (or Lender) representing 100% of the Total Credit Exposures of all Lenders.

“Required Revolving Lenders” shall mean, at any time, at least three (3) Lenders having Revolving Credit Exposures representing more than 50% of the Revolving Credit Exposures of all Lenders; provided that to the extent that any Lender is a Defaulting Lender, the Revolving Credit Exposure of such Defaulting shall be excluded for purposes of determining Required Revolving Lenders; provided, further that so long as there are only two (2) or fewer Lenders, “Required Revolving Lenders” shall mean Lenders (or Lender) representing 100% of the Revolving Credit Exposures of all Lenders.

“Responsible Officer” shall mean, with respect to any Person, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of such Person or such other representative of such Person as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of such Person.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding.

“Revolving Commitment” shall mean, with respect to each Lender, such Lender’s Acquisition Revolving Commitment and Working Capital Revolving Commitment.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Acquisition Revolving Credit Exposure and Working Capital Revolving Credit Exposure.

“Revolving Loan” shall mean an Acquisition Revolving Loan and/or a Working Capital Revolving Loan.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

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“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; (e) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Loan Party” shall mean each Loan Party that is, at the time on which the relevant Guarantee or grant of the relevant security interest under the Loan Documents by such Loan Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 10.8.

“Specified Shareholders” shall mean (a) Mr. Stephen P. Griggs (including his heirs, executors and personal representatives and trusts created by him for members of his immediate family), (b) FFC Partners II, L.P., (b) FFC Executive Partners II, L.P. and (c) MTS Aerocare, LLC.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“SunTrust” shall mean SunTrust Bank and its successors.

“Swap Obligations” shall mean with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” shall have the meaning set forth in Section 2.4(a).

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“Swingline Sublimit” shall Five Million Dollars ($5,000,000). The Swingline Sublimit is part of, and not in addition to, the Aggregate Working Capital Revolving Commitments.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 & 840-20, as amended and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Target EBITDA” shall mean, with respect to any assets that are or Person that is the subject of an Acquisition, (a) with respect to the period of four Fiscal Quarters ending with the first Fiscal Quarter ending after consummation of such Acquisition, an amount equal to 22% of the revenues attributable to such assets or Person, projected in good faith by the Borrower using reasonable assumptions (including without limitation taking into account announced Medicare and Medicaid competitive bidding requirements and reductions in reimbursements) which projections and assumptions are approved in writing by the Administrative Agent (“Projected EBITDA”), (b) with respected to the period of four Fiscal Quarters ending with the second Fiscal Quarter ending after consummation of such Acquisition, an amount equal to seventy-five percent (75%) of Projected EBITDA, (c) with respected to the period of four Fiscal Quarters ending with the third Fiscal Quarter ending after consummation of such Acquisition, an amount equal to fifty percent (50%) of Projected EBITDA and (d) with respected to the period of four Fiscal Quarters ending with the fourth Fiscal Quarter ending after the date of determination, an amount equal to twenty-five percent (25%) of Projected EBITDA.

“Term Loan” shall mean the term loan made by the Lenders with Term Loan Commitments to the Borrower pursuant to Section 2.5.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Effective Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Term Loan Commitments is Seventy Million Dollars ($70,000,000).

“Total Credit Exposure” shall mean, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure, the portion the Term Loan and the portion of all Incremental Term Loans held by such Lender at such time.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“TRICARE” shall mean the health care program of the United States Department of Defense Military Health System.

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“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR or the Base Rate.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(g).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Working Capital Availability Period” shall mean the period from the Effective Date to but excluding the Working Capital Revolving Commitment Termination Date.

“Working Capital Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Working Capital Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, or in the case of a Person becoming a Lender after the Effective Date, the amount of the assigned “Working Capital Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to terms hereof.

“Working Capital Revolving Commitment Termination Date” shall mean the earliest of (a) the Maturity Date and (b) the date on which the Working Capital Revolving Commitments are terminated pursuant to Section 2.8 or 8.1.

“Working Capital Revolving Credit Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Working Capital Revolving Loans, LC Exposure and Swingline Exposure at such time.

“Working Capital Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Working Capital Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

Section 1.2.       Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”) or by Type (e.g. a “Eurodollar Loan”, “LIBOR Index Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

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Section 1.3.      Accounting Terms and Determination.

(a)         Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

(b)         Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at "fair value", as defined therein. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)         Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article VI (including for purposes of determining the Applicable Rate and any transaction that by the terms of this Agreement requires that any financial covenant contained in Article VI be calculated on a Pro Forma Basis) shall be made on a Pro Forma Basis with respect to any Asset Sale, Recovery Event, Acquisition or any incurrence of any Incremental Term Loan and/or Incremental Revolving Commitment occurring during such period.

Section 1.4.      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

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Section 1.5.      Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.6.      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.      General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (a) the Lenders hereby establish in favor of the Borrower two revolving credit facilities (as provided below) pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (b) the Issuing Bank may issue Letters of Credit in accordance with Section 2.22, (c) the Swingline Lender may make Swingline Loans in accordance with Section 2.4, (d) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that (i) in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitments in effect from time to time; (ii) in no event shall the aggregate principal amount of all outstanding Working Capital Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Working Capital Revolving Commitments in effect from time to time; and (iii) in no event shall the aggregate principal amount of all outstanding Acquisition Revolving Loans exceed the Aggregate Acquisition Revolving Commitments in effect from time to time; and (e) each Lender severally agrees to advance a portion of the Term Loan to the Borrower on the Effective Date in a principal amount not exceeding such Lender’s Term Loan Commitment.

Section 2.2.      Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make:

(a)           Acquisition Revolving Loans, ratably in proportion to its Pro Rata Share of the Acquisition Revolving Commitments, to the Borrower, from time to time during the Acquisition Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Lender’s Acquisition Revolving Credit Exposure exceeding such Lender’s Acquisition Revolving Commitment or (ii) the aggregate Acquisition Revolving Credit Exposures of all Lenders exceeding the Aggregate Acquisition Revolving Commitments; and

(b)           Working Capital Revolving Loans, ratably in proportion to its Pro Rata Share of the Working Capital Revolving Commitments, to the Borrower, from time to time during the Working Capital Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Lender’s Working Capital Revolving Credit Exposure exceeding such Lender’s Working Capital Revolving Commitment or (ii) the aggregate Working Capital Revolving Credit Exposures of all Lenders exceeding the Aggregate Working Capital Revolving Commitments.

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During the Acquisition Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Acquisition Revolving Loans in accordance with the terms and conditions of this Agreement, and during the Working Capital Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Working Capital Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3.      Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and each LIBOR Index Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing, (iv) whether such Revolving Loan is to be an Acquisition Revolving Loan or a Working Capital Revolving Loan and (v) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist of Base Rate Loans, LIBOR Index Rate Loans or Eurodollar Loans or a combination thereof, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $500,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $500,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six (6). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4.      Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make loans (“Swingline Loans”) to the Borrower, from time to time during the Working Capital Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Sublimit then in effect and (ii) the difference between the Aggregate Working Capital Revolving Commitments and the aggregate Working Capital Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)           The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Base Rate plus the Applicable Margin. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan.

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(c)           The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, and such proceeds will be used solely for the repayment of such Swingline Loan.

(d)           If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e)           Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Working Capital Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

(f)           In order to facilitate the borrowing of Swingline Loans, the Borrower and the Swingline Lender may mutually agree to, and are hereby authorized to, enter into an auto borrow agreement in form and substance reasonably satisfactory to the Swingline Lender and the Administrative Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swingline Lender of Swingline Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein. At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swingline Loans for all purposes hereof, except that Borrowings of Swingline Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement. For purposes of determining the Total Revolving Outstandings at any time during which an Auto Borrow Agreement is in effect, the outstanding amount of all Swingline Loans shall be deemed to be the sum of the outstanding amount of Swingline Loans at such time plus the maximum amount available to be borrowed under such Auto Borrow Agreement at such time.

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Section 2.5.      Term Loan Commitments. Immediately prior to the Effective Date, the aggregate outstanding principal amount of the Term Loan was $21,875,000. Subject to the terms and conditions set forth herein, each Lender severally agrees to make an advance under the Term Loan to the Borrower on the Effective Date in a principal amount equal to its Pro Rata Share of any additional $48,125,000 being advanced on the Effective Date (for an aggregate principal amount of the Term Loan on the Effective Date of $70,000,000). The Term Loan may be, from time to time, Base Rate Loans, LIBOR Index Rate Loans or Eurodollar Loans or a combination thereof; provided, that on the Effective Date any newly advanced portion of the Term Loan shall be Base Rate Loans or LIBOR Index Rate Loans unless the Administrative Agent shall have received a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow that portion of the Term Loan being advanced on the Effective Date.

Section 2.6.      Funding of Borrowings.

(a)           Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)           Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower (to the extent the Borrower received such amount) shall pay such corresponding amount to the Administrative Agent within three (3) Business Days, together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)           All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

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Section 2.7.          Interest Elections.

(a)          Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing or a LIBOR Index Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, a LIBOR Index Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings, LIBOR Index Rate Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)          If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)          Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8.          Optional Reduction and Termination of Commitments.

(a)          Unless previously terminated, all Working Capital Revolving Commitments shall terminate on the Working Capital Revolving Commitment Termination Date. Unless previously terminated, all Acquisition Revolving Commitments shall terminate on the Final Acquisition Revolving Commitment Termination Date. The Term Loan Commitments shall terminate on the Effective Date upon the making of the Term Loan pursuant to Section 2.5.

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(b)          Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce (i) Aggregate Acquisition Revolving Commitments in part or terminate the Aggregate Acquisition Revolving Commitments in whole; provided, that (x) any partial reduction shall apply to reduce proportionately and permanently the Acquisition Revolving Commitment of each Lender, (y) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $1,000,000 (or such lesser amount as the Issuing Bank may agree in its sole discretion) and any larger multiple of $1,000,000, and (z) no such reduction shall be permitted which would reduce the Aggregate Acquisition Revolving Commitments to an amount less than the aggregate outstanding Acquisition Revolving Credit Exposure of all Lenders and (ii) Aggregate Working Capital Revolving Commitments in part or terminate the Aggregate Working Capital Revolving Commitments in whole; provided, that (x) any partial reduction shall apply to reduce proportionately and permanently the Working Capital Revolving Commitment of each Lender, (y) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $1,000,000 and any larger multiple of $1,000,000, and (z) no such reduction shall be permitted which would reduce the Aggregate Working Capital Revolving Commitments to an amount less than the aggregate outstanding Working Capital Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Working Capital Revolving Commitments below the principal amount of the Swingline Sublimit and the LC Sublimit shall result in a dollar-for-dollar reduction in the Swingline Sublimit and the LC Sublimit.

(c)          With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

Section 2.9.          Repayment of Loans.

(a)          The outstanding principal amount of all Working Capital Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Working Capital Revolving Commitment Termination Date.

(b)          The Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Lender holding Acquisition Revolving Loans in accordance with their Pro Rata Shares thereof, the unpaid principal amount of all Acquisition Revolving Loans as of the Acquisition Revolving Commitment Termination Date in equal installments payable on the last date of each Fiscal Quarter (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement) commencing with the Fiscal Quarter ending September 30, 2016, with each such installment being in the aggregate principal amount equal to 1.25% of the aggregate principal amount of all Acquisition Revolving Loans as of Acquisition Revolving Commitment Termination Date; provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Acquisition Revolving Loans shall be due and payable on the Maturity Date.

(c)          The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender holding a portion of the Term Loan in accordance with their Pro Rata Shares thereof, the unpaid principal amount of the Term Loan in equal installments payable on the last date of each Fiscal Quarter (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement) commencing with the Fiscal Quarter ending September 30, 2014, with each such installment being in the aggregate principal amount equal to $875,000; provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loan shall be due and payable on the Maturity Date.

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(d)          The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Incremental Term Lender the then unpaid principal amount of the applicable Incremental Term Loan of such Lender in installments payable on the dates set forth in the applicable Incremental Term Loan Joinder Agreement.

Section 2.10.        Evidence of Indebtedness.

(a)          Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment, Term Loan Commitment and Incremental Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)          This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in the form of Exhibit 2.10 (a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11.       Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing or LIBOR Index Rate Borrowing, 11:00 a.m. not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid and, if the prepayment is being made with regard to Revolving Loans, whether such prepayment shall be applied to the Acquisition Revolving Loans or the Working Capital Revolving Loans. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount of at least $500,000 and any larger multiple of $500,000 or in the case of a Swingline Loan in an amount that would be permitted in the case of an advance of Swingline Loans pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of any Borrowing of the Term Loan or any Incremental Term Loan, to principal installments thereof as directed by the Borrower.

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Section 2.12.         Mandatory Prepayments.

(a)          Immediately upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds of any Asset Sale or Recovery Event, the Borrower shall prepay the Obligations in accordance with Section 2.12(d) in an amount equal to such Net Cash Proceeds; provided that such prepayment shall be required only to the extent that (i) such Net Cash Proceeds are not reinvested within one hundred twenty (120) days of the date of such Asset Sale or Recovery Event and (ii) the aggregate amount of such Net Cash Proceeds that are not reinvested in accordance with the foregoing clause (i) hereof exceeds $500,000 in any Fiscal Year.

(b)          Immediately upon the receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds of any issuance of Indebtedness (other than Indebtedness permitted under Section 7.1), the Borrower shall prepay the Obligations in accordance with Section 2.12(d) in an amount equal to such Net Cash Proceeds.

(c)          Commencing with the Fiscal Year ending December 31, 2015, if the Consolidated Leverage Ratio is greater than 2.00:1.00 as of the last date of the last Fiscal Quarter of such Fiscal Year, the Borrower shall prepay the Obligations within 90 days after the end of such Fiscal Year in accordance with Section 2.12(d) in an amount equal to the difference (to the extent positive) of (A) 50% of Consolidated Excess Cash Flow as of the end of such Fiscal Year minus (B) voluntary prepayments of the Term Loan, any Incremental Term Loan, Acquisition Revolving Loans and Working Capital Revolving Loans (in the case of Acquisition Revolving Loans and Working Capital Revolving Loans, only to the extent such prepayments are accompanied by a permanent dollar-for-dollar reduction in the Aggregate Acquisition Revolving Commitments and Aggregate Working Capital Revolving Commitments, as applicable) during such Fiscal Year or after the end of such Fiscal Year but prior to the date on which any such payment of Consolidated Excess Cash Flow is due (but without duplication of any payment which reduced the payment with respect to Consolidated Excess Cash Flow for any prior Fiscal Year).

(d)          Any prepayments made by the Borrower pursuant to Sections 2.12(a), (b) or (c) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective Pro Rata Shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective Pro Rata Shares of such interest and fees; fourth, ratably to the next eight scheduled principal payments of the Term Loan and each then existing Incremental Term until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares thereof, and applied to such eight schedule principal installments in direct order of maturity; fifth, to the remaining scheduled principal payments of the Term Loan and any then existing Incremental Term Loan, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares thereof, and applied to the principal installments thereof on a pro rata basis (excluding the installment due on the Maturity Date), sixth to the aggregate principal balance of the Acquisition Revolving Loans as of the Acquisition Revolving Commitment Termination Date that is subject to quarterly installment payments pursuant to Section 2.9(b), if any, until the same shall have been paid in full, pro rata to the Lenders based on their respective Acquisition Revolving Commitments, and applied to the principal installments thereof (as set forth in Section 2.9) on a pro rata basis; seventh, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender, eighth, ratably to the principal balance of the Working Capital Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Working Capital Revolving Commitments and ninth, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses sixth through eighth above, unless a Default or an Event of Default has occurred and is continuing and the Required Revolving Lenders so request.

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(e)          If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, the Acquisition Revolving Credit Exposure of all Lenders exceeds the Aggregate Acquisition Revolving Commitments or the Working Capital Revolving Credit Exposure or all Lenders exceeds the Aggregate Working Capital Revolving Commitments, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay Swingline Loans, Acquisition Revolving Loans and Working Capital Revolving Loans, as applicable, in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans and LIBOR Index Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, the Acquisition Revolving Credit Exposure of all Lenders exceeds the Aggregate Acquisition Revolving Commitments or the Working Capital Revolving Credit Exposure or all Lenders exceeds the Aggregate Working Capital Revolving Commitments, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

Section 2.13.         Interest on Loans.

(a)          With respect to the Revolving Loans and the Term Loan, the Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time, (ii) each LIBOR Index Rate Loan at the LIBOR Index Rate plus the Applicable Margin in effect from time to time and (iii) each Eurodollar Loan at the Adjusted LIBOR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b)          The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c)          The Borrower shall pay interest on each Incremental Term Loan as provided in the Incremental Term Loan Joinder Agreement with respect thereto.

(d)          Notwithstanding clauses (a), (b) and (c) above, if an Event of Default has occurred and is continuing, automatically in the case of an Event of Default under Section 8.1(a), (g) or (h) and at the option of the Required Lenders in the case of all other Events of Default under Section 8.1, the Borrower shall pay interest (“Default Interest”) on all overdue amounts as follows:(i) with respect to all Eurodollar Loans at the rate per annum equal to 200 basis points (2.0%) above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and (ii) with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points (2.0%) above the otherwise applicable interest rate for such Base Rate Loans or such other Obligations hereunder.

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(e)          Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans, LIBOR Index Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Working Capital Revolving Commitment Termination Date, the Acquisition Revolving Commitment Termination Date and each applicable the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Working Capital Revolving Commitment Termination Date and each applicable Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(f)          The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14.         Fees.

(a)          The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b)          The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Margin on (i) the actual daily amount of the unused Acquisition Revolving Commitment of such Lender during the Acquisition Availability Period and (ii) the actual daily amount of the unused Working Capital Revolving Commitment of such Lender during the Working Capital Availability Period. For purposes of computing the Commitment Fee with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)          The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit (the “Letter of Credit Fee”), which shall accrue at a rate per annum equal to the Applicable Margin then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit (subject to Section 1.5) during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (such Letter of Credit Fee shall continue to accrue on any LC Exposure that remains outstanding after the Working Capital Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a facing fee, which shall accrue at a rate per annum equal to 12.5 basis points (0.125%) on the average daily amount of the LC Exposure during the Working Capital Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Default Interest has been imposed pursuant to Section 2.13(d), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points (2.0%).

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(d)          The Borrower shall pay on the Effective Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Effective Date. The Borrower shall pay on the Effective Date to the Lenders all upfront fees previously agreed in writing.

(e)          Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date to occur after the Effective Date and on the Working Capital Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Working Capital Revolving Commitment Termination Date shall be payable on demand.

(f)          Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees during such period pursuant to Section 2.14(b) or Letter of Credit Fees accruing during such period pursuant to Section 2.14(c) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (a) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments and (b) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank. The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this subsection (f).

Section 2.15.         Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the One Month LIBOR Index Rate) and LIBOR Index Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees (to the extent computed on the basis of days elapsed) hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16.         Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(a)          the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or

(b)          the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBOR does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

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Section 2.17.         Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan or LIBOR Index Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans or LIBOR Index Rate Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans or LIBOR Index Rate Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing or LIBOR Index Rate Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing and, with respect to Eurodollar Loans, for the same Interest Period, and if the affected Eurodollar Loan or LIBOR Index Rate Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately in the case of LIBOR Index Rate Loans and if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be materially disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18.         Increased Costs.

(a)          If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBOR or the One Month LIBOR Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR or the One Month LIBOR Index Rate) or the Issuing Bank;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans or LIBOR Index Rate Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or LIBOR Index Rate Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within twenty (20) calendar days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

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(b)          If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or the Parent Company of such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of the Parent Company of such Lender or Issuing Bank with respect to capital adequacy) then, from time to time, within twenty (20) calendar days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank for any such reduction suffered.

(c)          A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section 2.18 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within twenty (20) calendar days after receipt thereof.

(d)          Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section 2.18 for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender or the Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.

Section 2.19. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBOR applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBOR were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

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Section 2.20.         Taxes.

(a)          For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

(b)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes(including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)          As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20(f), such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(g)          (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)         executed originals of IRS Form W-8ECI,

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

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(iv)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-2 or Exhibit 2.20-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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Section 2.21.         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)          If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, portion of the Term Loan and portion of the Incremental Term Loan and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure, Term Loan or Incremental Term Loan, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure, Term Loan and/or Incremental Term Loan, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure, portions of the Term Loan and portions of the Incremental Term Loan, if any; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure, portion of the Term Loan and portion of the Incremental Term Loan to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

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(d)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Working Capital Revolving Commitment Termination Date at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by Law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender under this Agreement, third to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders, and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

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Section 2.22.         Letters of Credit.

(a)          During the Working Capital Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d) and 2.22(e), may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or any Subsidiary of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Working Capital Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Sublimit or (B) the aggregate Working Capital Revolving Credit Exposure of all Lenders would exceed the Aggregate Working Capital Revolving Commitments. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance thereof. Each issuance of a Letter of Credit shall be deemed to utilize the Working Capital Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)          To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice (which may be in the form of a duly completed Letter of Credit Application) at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any Issuer Documents as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)          At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before 5:00 p.m. the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)          The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

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(e)          If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Working Capital Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)          To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(d).

(g)          If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Administrative Agent as Cash Collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Revolving Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

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(h)          Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)          The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)          Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)         The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)        Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)        Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)         Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi)        The existence of a Default or an Event of Default.

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Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)          Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable Laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each Letter of Credit Application submitted for the issuance of a Letter of Credit.

(k)          Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)          Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.23.         Increase in Commitments.

(a)          From time to time after the Effective Date but before the termination of this Agreement and in accordance with this Section, the Borrower and one or more Increasing Lenders or Incremental Term Loan Lenders, as applicable, may enter into an agreement to increase the aggregate Working Capital Revolving Commitments or aggregate Acquisition Revolving Commitments, or provide one or more additional term loans (each such increase, an “Incremental Commitment”) so long as the following conditions are satisfied:

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(i)          the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $30,000,000 (the principal or commitment amount of each such Incremental Commitment, the “Incremental Commitment Amount”);

(ii)         (A) the conditions precedent in Section 3.2 shall be satisfied and (B) the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;

(iii)        at the time of and immediately after giving effect to any such proposed increase (A) no Default or Event of Default shall exist, (B) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects); provided, that to the extent such representation or warranty relates to a specific prior date, such representation or warranty shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) only as of such specific prior date and (C) since the date of the Audited Financial Statements, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(iv)        any additional term loan made pursuant to this Section (each, an “Incremental Term Loan”) shall have a maturity date no earlier than the Maturity Date with respect to the Term Loan and shall have a Weighted Average Life to Maturity no shorter than that of the Term Loan;

(v)         the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with each of the financial covenants set forth in Article VI after giving effect to any incremental Working Capital Revolving Commitments or incremental Acquisition Revolving Commitments provided pursuant to this Section (collectively, the “Incremental Revolving Commitments”) (assuming that it is fully funded) and/or any such Incremental Term Loan, as applicable, as demonstrated in a Pro Forma Compliance Certificate (attaching detailed financial covenant calculations) in form and substance reasonably satisfactory to the Administrative Agent and the Increasing Lenders;

(vi)        the Applicable Margin of each Incremental Term Loan shall be as set forth in the applicable Incremental Term Loan Joinder Agreement, provided, that, in the event that the Applicable Margin for such Incremental Term Loan is more than fifty basis points (0.50%) greater than the Applicable Margin for the Term Loan, the Applicable Margin for the Term Loan shall be increased such that the Applicable Margin for Term Loan is no more than fifty basis points (0.50%) less than the Applicable Margin for such Incremental Term Loan; for purposes of determining the Applicable Margin for such Incremental Term Loan in order to determine whether the Applicable Margin of such Incremental Term Loan exceeds the Applicable Margin of the Term Loan by more than fifty basis points (0.50%), (i) original issue discount and upfront fees (which shall be deemed to constitute like amounts of original issue discount), if any, payable by the Borrower to the Incremental Term Loan Lenders in connection with the respective initial primary syndication thereof shall be included (it being agreed that original issue discount, if any, shall be equated to such interest rates based on an assumed four year life-to-maturity of the Incremental Term Loan) and (ii) customary arrangement, underwriting or similar fees paid to any arranger in connection with such Incremental Term Loan shall be excluded;

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(vii)       the Incremental Revolving Commitments shall be deemed part of and shall have the same terms and conditions in all respects as the existing Working Capital Revolving Commitments and/or Acquisition Revolving Commitments, as applicable, other than with respect to the payment of up-front fees;

(viii)      the Acquisition Revolving Commitments may not be increased after the Acquisition Revolving Commitment Termination Date;

(ix)         upon any establishment of Incremental Revolving Commitments that are not pro rata among all Lenders, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Revolving Loans are held by the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase and (y) effective upon such establishment of Incremental Revolving Commitments, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Revolving Commitments; and

(x)          all other terms and conditions with respect to any such Incremental Commitments shall be reasonably satisfactory to the Administrative Agent.

(b)          The Borrower shall provide at least five Business Days’ written notice (or such shorter notice as the Administrative Agent may agree in its sole discretion) to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment. The Borrower may also, but is not required to, specify any fees offered to those Lenders (including persons becoming Lenders pursuant to this Section 2.23, the “Increasing Lenders”) that agree to increase the principal amount of their Working Capital Revolving Commitments or Acquisition Revolving Commitments or provide an Incremental Term Loan Commitment, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Working Capital Revolving Commitment or Acquisition Revolving Commitment or provide a portion of any Incremental Term Loan, as applicable. Each Increasing Lender shall as soon as practicable specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Working Capital Revolving Commitment or Acquisition Revolving Commitment or provide an Incremental Term Loan Commitment, and any decision by a Lender to increase its Working Capital Revolving Commitment or Acquisition Revolving Commitment or provide an Incremental Term Loan Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Working Capital Revolving Commitments or Acquisition Revolving Commitments of such Lender or the provision of an Incremental Term Loan Commitment, as applicable, pursuant to this Section. The Borrower may accept some or all of the offered amounts or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld) as Lenders hereunder in accordance with this Section, which Lenders may hold all or a portion of such Incremental Commitment. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such applicable Incremental Revolving Commitments.

(c)          Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:

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(i)          an originally executed copy of (a) with respect to any Incremental Revolving Commitments, an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower, by each Increasing Lender, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof and (b) with respect to any Incremental Term Loan, an Incremental Term Loan Lender Joinder Agreement;

(ii)         such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;

(iii)        a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;

(iv)        to the extent requested by any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitment(s) and/or Incremental Term Loan, issued by the Borrower in accordance with Section 2.10(b); and

(v)         any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and/or the Incremental Term Loans, as applicable, and Schedule I shall automatically be deemed amended accordingly.

Section 2.24.        Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

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Section 2.25.         Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.20, (c) any Lender notifies the Borrower and Administrative Agent that it is unable to fund Eurodollar Loans or LIBOR Index Rate Loans pursuant to Sections 2.16 or 2.17, (d) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.2(b) but requires unanimous consent of all Lender or all the Lenders directly affected thereby (as applicable) or (e) if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b)) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable Law and (v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Acceptance shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 2.25 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Acceptance. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.26.         Reallocation and Cash Collateralization of Defaulting Lender Commitment.

(a)          If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i)          the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated as if the Defaulting Lender’s Revolving Commitment was reduced to zero and each Non-Defaulting Lender’s Revolving Commitment had been increased proportionately); provided that (a) the sum of each Non- Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii)         to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) for any reason the Borrower will, not later than five (5) Business Days after written demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (A) Cash Collateralize the obligations of the Defaulting Lender to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender, (B) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (C) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

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(b)          If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the LC Exposure or Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1.          Conditions To Effectiveness. This Agreement and the obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall be effective upon satisfaction of the following conditions precedent in each case in form and substance satisfactory to the Administrative Agent and each Lender:

(a)          Loan Documents. Receipt by the Administrative Agent of a counterpart of this Agreement and the other Loan Documents signed by or on behalf of each party hereto or thereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of such signed signature page) that such party has signed a counterpart of this Agreement and the other Loan Documents to which such party is a party.

(b)          Organization Documents; Resolutions and Certificates. Receipt by the Administrative Agent of:

(i)          a certificate of the secretary or assistant secretary of each Loan Party, attaching and certifying copies of such Loan Party’s Organization Documents and resolutions of its board of directors (or equivalent governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party; and

(ii)         certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation.

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(c)          Opinions of Counsel. Receipt by the Administrative Agent of favorable written opinions of counsel to the Loan Parties addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request.

(d)          Officer’s Closing Certificate. Receipt by the Administrative Agent of a certificate, dated the Effective Date and signed by a Responsible Officer, certifying that after giving effect to the funding of the Term Loan and any Revolving Loans on the Effective Date, the conditions specified in Section 3.1(f) and (k) and Sections 3.2(a) and (b) are satisfied as of the Effective Date.

(e)          Sources and Uses. Receipt by the Administrative Agent of a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof.

(f)          Required Consents and Approvals. The Loan Parties shall have received all consents (including Hart-Scott-Rodino clearance and other necessary governmental consents), approvals, authorizations, registrations and filings and orders (if any) required to be made or obtained under any applicable Law, the Organization Documents of any Loan Party or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, the failure to obtain any of which could reasonably be expected to result in a Material Adverse Effect, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Loan Documents or any other transaction being financed with the proceeds thereof shall be ongoing.

(g)          Solvency. Receipt by the Administrative Agent of a certificate, dated the Effective Date and signed by the chief financial officer or president of the Borrower, confirming that the Borrower and its Subsidiaries on a consolidated basis are Solvent before and after giving effect to the funding of the Term Loan and any Revolving Loans on the Effective Date and the consummation of the other transactions contemplated herein.

(h)          Insurance. Receipt by the Administrative Agent of certificates of insurance issued on behalf of insurers of the Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Loan Parties, and endorsements naming the Administrative Agent as additional insured on liability policies and lender loss payee on property and casualty policies.

(i)          Personal Property Collateral. Receipt by the Administrative Agent of each of the following:

(i)          Searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party and each other jurisdiction where each Loan Party owns real property;

(ii)         Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)       All certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Pledge and Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of organization of such Person);

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(iv)        Searches of ownership of, and Liens on, United States registered intellectual property owned by each Loan Party in the appropriate governmental offices;

(v)         Duly executed notices of grant of security interest in the form required by any security agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property owned by the Loan Parties (if and to the extent perfection may be achieved in the United States Patent and Trademark Office or the United States Copyright Office by such filings); and

(vi)        in the case of any personal property Collateral located at 3325 Bartlett Blvd., Orlando, Florida 32811-6428, a duly executed landlord waiver in form and substance satisfactory to the Administrative Agent.

(j)          Patriot Act; Anti-Money Laundering Laws. Provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(k)          Litigation. Since the date of the Audited Financial Statements, there is no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Responsible Officer of the Loan Parties, threatened against or affecting the Borrower or any of its Subsidiaries that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(l)          Execution Affidavits. Receipt by the Administrative Agent of execution affidavits or other evidence as the Administrative Agent may reasonably request in order to establish that either (i) all of the Loan Documents have been executed by the Loan Parties outside of the State of Florida and delivered to the Administrative Agent (or its agent) outside of the State of Florida or (ii) all applicable documentary taxes have been paid.

(m)         Financial Statements. The Administrative Agent shall have received the Audited Financial Statements.

(n)          Capital Leases. With respect to the Capital Lease Obligations identified by the Loan Parties to the Administrative Agent as being (or to be) repaid in full using proceeds of the Term Loan, the Loan Parties shall have either (i) repaid such Capital Lease Obligations or (ii) delivered to the Administrative Agent executed payoff letters from the holders of such Capital Lease Obligations that provide final payoff amounts and assurances that Liens related to such Capital Obligations will be released upon payment of such payoff amounts (with such repayment to occur within ten (10) Business Days following the Effective Date or such later date as the Administrative Agent may agree in its sole discretion). Proceeds of the Term Loan that are to be used by the Borrower and its Subsidiaries to repay Capital Lease Obligations after the Effective Date as provided in the foregoing clause (ii) shall be held in a cash collateral account maintained with the Administrative Agent until such times as such proceeds are disbursed for payment of the applicable Capital Lease Obligation(s).

(o)          Exiting Lender Letter. The Administrative Agent shall have received a duly executed exiting lender letter, in form and substance reasonably satisfactory to the Administrative Agent, from each lender under the Original Credit Agreement that is not a Lender under this Agreement.

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(p)          Fees and Expenses. The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Effective Date, including without limitation reimbursement or payment of all out-of-pocket expenses of the Administrative Agent and the Arranger (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arranger.

Without limiting the generality of the provisions of Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 3.2.          Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)          at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)          at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by an Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects, on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto) as of such earlier date;

(c)          the Borrower shall have delivered the required Notice of Borrowing;

(d)          the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or Required Lenders; and

(e)          if any Lender is a Defaulting Lender at the time of any request by the Borrower of a Borrowing of a Swingline Loan or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, set forth in this Section 3.2, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit and the Swingline Lender will not be required to make any Swingline Loans, unless they are satisfied that 100% of the related LC Exposure and Swingline Exposure is fully covered or eliminated pursuant to Section 2.26.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

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Section 3.3.          Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1.          Existence; Power. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction where such qualification is required, except where a failure to be so qualified and in good standing would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.          Organizational Power; Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by each Loan Party, and constitutes, and each other Loan Document to which any Loan Party is party, when executed and delivered by such Loan Party, will constitute a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party party thereto, in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.          Approvals; Consents; No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person, except (i) those as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect and maintain the perfection of the Liens created by the Collateral Documents, (b) will not violate the Organization Documents of any Loan Party or any Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4.          Financial Statements. The Borrower has furnished to each Lender (a) the Audited Financial Statements and (b) the Interim Financial Statements. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b), (c) the financial statements delivered pursuant to Section 5.1(a) and (b) have been prepared in accordance with GAAP and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby, and (d) since the date of the Audited Financial Statements, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

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Section 4.5.          Litigation and Environmental Matters.

(a)          No litigation, investigation, criminal prosecution, civil investigative demand, imposition of criminal or civil penalties or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Responsible Officer of the Loan Parties, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)          Neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6.          Compliance with Laws and Agreements. The Borrower and, to the knowledge of the Responsible Officers of any Loan Party, each Subsidiary is in compliance with (a) all Laws and all judgments, decrees and orders of any Governmental Authority (including, without limitation, Medicare Regulations, Medicaid Regulations, HIPAA, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn) and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing:

(a)          none of the Borrower or any Subsidiary or any individual employed by the Borrower or any Subsidiary would reasonably be expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act known to the Responsible Officers of any Loan Party where such culpability or exclusion has resulted or would reasonably be expected to result in a Material Adverse Effect;

(b)          no officer or other member of management of the Borrower or any Subsidiary who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority continues to be employed by the Borrower or any Subsidiary unless such officer or other member of management has been either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority promptly after discovery of such actual or potential culpability;

(c)          current coding and billing policies, arrangements, protocols and instructions of the Borrower and each Subsidiary comply with requirements of Medical Reimbursement Programs and are administered by properly trained personnel, except where any such failure to comply would not reasonably be expected to result in a Material Adverse Effect; and

(d)          current medical director compensation arrangements of the Borrower and each Subsidiary comply with all Laws (including state and federal anti-kickback, fraud and abuse, and self-referral laws, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn) and all regulations promulgated under such Laws, except where any such failure to comply would not reasonably be expected to result in a Material Adverse Effect.

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Section 4.7.          No Default.

(a)          Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)          No Default has occurred and is continuing.

Section 4.8.          Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.9.          Taxes. The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary could become liable have timely filed or caused to be filed all federal, state and other material tax returns required to be filed by them, and have paid all federal, state and other material taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.10.         Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.2 or Section 7.3 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.1(f) will be margin stock.

Section 4.11.         ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 4.12.         Ownership of Property.

(a)          Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the Audited Financial Statements or the most recent audited consolidated balance sheet of the Borrower delivered pursuant to Section 5.1(a) or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens not permitted by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

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(b)          Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)          The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.13.         Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 4.13 is a list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that as of the Effective Date a Loan Party owns and (ii) all licenses of IP Rights registered with the United States Copyright Office or the United States Patent and Trademark Office as of the Effective Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Responsible Officer of any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary, the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary or any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary does not infringe on any rights of any other Person. As of the Effective Date, none of the IP Rights owned by any Loan Party is subject to any licensing agreement or similar arrangement except as set forth on Schedule 4.13.

Section 4.14.         Disclosure. Each Loan Party has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports (including without limitation all reports that any Loan Party is required to file with the SEC), financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

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Section 4.15.         Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the knowledge of a Responsible Officer of any Loan Party, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the knowledge of a Responsible Officer of any Loan Party, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.16.          Ownership; Subsidiaries. Schedule 4.16 sets forth (a) the name of, the owner of, the jurisdiction of incorporation or organization of, and the type of, the Borrower and each Subsidiary and identifies each Subsidiary that is a Loan Party, in each case as of the Effective Date and (b) the authorized Capital Stock of the Borrower and each of its Subsidiaries as of the Effective Date. All issued and outstanding Capital Stock of the Borrower and each of its Subsidiaries is duly authorized and validly issued, fully paid, non-assessable, as applicable, and free and clear of all Liens other than, in the case of the issued and outstanding Capital Stock of each of the Borrower’s Subsidiaries, those in favor of the Administrative Agent, for the benefit of the holders of the Obligations. All such securities were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. As of the Effective Date, all of the issued and outstanding Capital Stock of the Borrower and each of the Subsidiaries is owned by the Persons and in the amounts set forth on Schedule 4.16. Except as set forth on Schedule 4.16, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Stock of the Borrower or any of its Subsidiaries.

Section 4.17.          Solvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, the Borrower and its Subsidiaries are Solvent on a consolidated basis.

Section 4.18.         Business Locations; Taxpayer Identification Number. Set forth on Schedule 4.18-1 is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Effective Date (identifying whether such real property is owned or leased and which Loan Party owns or leases such real property). Set forth on Schedule 4.18-2 is the chief executive office, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Effective Date. The exact legal name and state of organization of each Loan Party as of the Effective Date is as set forth on the signature pages hereto. Set forth on Schedule 4.18-3 is each location where assets of any Loan Party are located as of the Effective Date. Except as set forth on Schedule 4.18-4, no Loan Party has during the five years preceding the Effective Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

Section 4.19.          OFAC. No Loan Party (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (c) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.20.          Patriot Act. Each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

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No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.21.          Anti-Money Laundering Laws. None of the Loan Parties or any of their Affiliates (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law (collectively, “Anti-Money Laundering Laws”), (b) has been assessed civil penalties under any Anti-Money Laundering Laws or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Each Loan Party has taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that such Loan Party and its Subsidiaries each is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

Section 4.22.          Perfection of Security Interests in the Collateral. The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, in each case prior to all other Liens other than Permitted Encumbrances.

Section 4.23.          Use of Proceeds. The proceeds of the Credit Extensions shall be used for a purpose permitted by Section 5.9.

Section 4.24.          Nature of Business. The character of the business of each Loan Party shall not be altered in any material respect from that conducted as of the Effective Date and similar or related businesses.

Section 4.25.          No Other Broker’s Fees. None of the Borrower or any of its Subsidiaries owes to any Person other than the Lenders and their affiliates, or otherwise has any obligation in respect of any finder’s fees, broker’s fees, investment banker’s fees or other similar fees in connection with the transactions contemplated in this Agreement and the other Loan Documents.

Section 4.26.          Holding Company Status. The Borrower is not a holding company, or a subsidiary or affiliate of a holding company or a public utility, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or a public utility within the meaning of the Federal Power Act, as amended.

Section 4.27.          Reimbursement from Medical Reimbursement Programs. The Receivables of the Borrower and each Subsidiary have been adjusted in all material respects to reflect the requirements of all Laws and reimbursement policies (both those most recently published in writing as well as those not in writing that have been verbally communicated) of any applicable Medical Reimbursement Program (including Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors). Without limiting the generality of the foregoing, Receivables of the Borrower and each Subsidiary relating to any Medical Reimbursement Program do not exceed amounts the Borrower or any Subsidiary is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges, in each case to the extent it would not reasonably be expected to have a Material Adverse Effect.

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Section 4.28.          Licensing and Accreditation. Except to the extent it would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries has, to the extent applicable: (a) obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated, (b) obtained and maintains in good standing all required licenses, permits, authorizations, registrations and approvals of each Governmental Authority necessary to the conduct of its business; (c) obtained and maintains in good standing accreditation from one or more CMS-approved deemed accreditation organizations; (d) entered into and maintains in good standing its Medicare Supplier Agreements and Medicaid Supplier Agreements; and (e) ensured that all such required licenses, certifications and accreditations are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding, or any Letter of Credit shall remain outstanding, such Loan Party shall and shall cause each Subsidiary to:

Section 5.1.          Financial Statements and Other Information. Deliver to the Administrative Agent and each Lender:

(a)          as soon as available and in any event within one hundred fifty (150) days after the end of each Fiscal Year, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by CliftonLarsonAllen LLP, Certified Public Accountants, or other independent public accountants reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)          as soon as available and in any event (i) within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year and (ii) within sixty (60) days after the end of the last Fiscal Quarter of each Fiscal Year, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income or operations, changes in stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as presenting fairly the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year- end audit adjustments and the absence of footnotes

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(c)          as soon as available and in any event within forty-five (45) days after the end of each calendar month, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such calendar month and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such calendar month and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;

(d)          concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Audited Financial Statements, and if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(e)          as soon as available and in any event within thirty (30) days after the end of the Fiscal Year, a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow shown on a monthly basis;

(f)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(g)          promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

If at any time the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, Borrower may satisfy its obligation to deliver the financial statements referred to in clauses (a) and (b) above by delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent and Lenders shall have provided to Borrower from time to time.

Section 5.2.          Notices of Material Events. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)          the occurrence of any Default or Event of Default;

(b)          the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)          the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

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(d)          the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000;

(e)          the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;

(f)          (i) the institution of any investigation, review or proceeding against the Borrower or any of its Subsidiaries to suspend, revoke or terminate (or that would reasonably be expected to result in the suspension, revocation or termination of) any Medicare Supplier Agreement, Medicaid Supplier Agreement or agreement or participation with a Medical Reimbursement Program, (ii) the institution of any investigation, review or proceeding against the Borrower or any of its Subsidiaries or (iii) any notice of loss or threatened loss of any participation under any Medical Reimbursement Program; and

(g)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(h)          Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3.          Existence; Conduct of Business.

(a)          Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3; and

(b)          Engage in the business of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 5.4.          Compliance with Laws, Etc. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain their respective business operations and property owned or used in connection therewith in compliance with (i) all applicable Laws, regulations, rules, guidelines, ordinances, decrees, orders and other Requirements of Law, including (but only to the extent applicable) Titles XVIII and XIX of the Social Security Act, HIPAA, Medicare Regulations, Medicaid Regulations, all Environmental Laws, ERISA and OSHA, and (ii) all material agreements, licenses, accreditations, franchises, indentures, deeds of trust, mortgages and other Contractual Obligations, including (but only to the extent applicable), all Medical Reimbursement Programs, to which any of the Borrower or any Subsidiary are parties or by which any of them or any of their respective properties are bound. Without limiting the foregoing, the Borrower and each Subsidiary shall ensure that (A) their respective billing policies, arrangements, protocols and instructions will comply with any applicable reimbursement requirements under Medicaid Regulations and Medicaid Supplier Agreements, Medicare Regulations and Medicare Supplier Agreements and other Medical Reimbursement Programs, and will be administered by properly trained personnel, (B) their respective medical director compensation arrangements and other arrangements with referring physician will comply with applicable state and federal self-referral and anti-kickback laws, including without limitation 42 U.S.C. Section 1320a-7b(b)(1)-(b)(2) and 42 U.S.C. Section 1395nn, and (C) it obtains and maintains all licenses, permits, certifications, registrations and approvals of all applicable Governmental Authorities and accreditation from a CMS-approved deemed accreditation organization as are required for the conduct of its business as currently conducted and herein contemplated (including professional licenses, certificates or determinations of need, Medicare Supplier Agreements and Medicaid Supplier Agreements). To the extent applicable, the Borrower and each Subsidiary shall make commercially reasonable efforts to implement policies that are consistent with HIPAA.

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Section 5.5.          Payment of Obligations. Pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.          Books and Records. Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower and its Subsidiaries in conformity with GAAP.

Section 5.7.          Visitation, Inspection, Etc. Permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, if a Default or an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 5.8.          Maintenance of Properties; Insurance.

(a)          Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(b)          Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations;

(c)          At all times shall name Administrative Agent as additional insured on all liability policies and loss payee on all property or casualty polices of the Borrower and its Subsidiaries (which policies shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insured or loss payee, in form and substance reasonably satisfactory to the Administrative Agent); and

(d)          Cause all Mortgaged Property that constitutes Flood Hazard Property to be covered by flood insurance provided under the National Flood Insurance Program (or with private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies with an AM Best “A” rating, that are acceptable to the Administrative Agent that are not Affiliates of the Borrower), in such amounts and with such deductibles as the Administrative Agent may request.

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Section 5.9.          Use of Proceeds and Letters of Credit.

(a)          Use the proceeds of the Working Capital Revolving Loans to finance working capital needs and for other general corporate purposes of the Borrower and its Subsidiaries; provided that proceeds of Working Capital Revolving Loans shall not be used to finance Investments (including Permitted Acquisitions).

(b)          Use the proceeds of the Acquisition Revolving Loans to finance Permitted Acquisitions and other Investments permitted under Section 7.4.

(c)          Use the proceeds of the Term Loan to (i) refinance Indebtedness existing on the Effective Date in connection with existing capital leases in an aggregate principal amount of approximately $19,000,000 and (ii) finance payment of fees and expenses in connection with the foregoing.

(d)          Use the proceeds of any Incremental Term Loan as provided in the applicable Incremental Term Loan Lender Joinder Agreement.

No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

Section 5.10.         Additional Subsidiaries. If any Subsidiary is acquired or formed after the Effective Date, promptly notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after any such Subsidiary is acquired or formed (or such later date as may be agreed in writing by the Administrative Agent in its sole discretion), if such Subsidiary is a wholly-owned Domestic Subsidiary, cause such Subsidiary to become a Guarantor. A Subsidiary shall become an additional Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent, accompanied by (a) all other Loan Documents related thereto, (b) certified copies of Organization Documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries and (c) such other documents as the Administrative Agent may reasonably request.

Section 5.11.         Further Assurances

(a)          Capital Stock. Cause (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary and (ii) 66% (or such greater percentage that, due to a Change in Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the Collateral Documents (subject to Liens permitted by Section 7.2), and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including, any filings and deliveries to perfect such Liens, Organization Documents, resolutions and opinions of counsel all in form, content and scope reasonably satisfactory to the Administrative Agent.

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(b)          Personal Property. Cause all personal property (other than (i) any Capital Stock which is governed by clause (a) above and (ii) Excluded Property) owned by each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations as required by the Collateral Documents (subject to Liens permitted by Section 7.2) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents and resolutions, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)          Real Property. Although none of the Loan Parties own in fee real property as of the Effective Date, with respect to all real property owned in fee acquired after the Effective Date by any Loan Party that is not Excluded Property, deliver to the Administrative Agent within five (5) Business Days of the acquisition thereof (or such later date as may be agreed in writing by the Administrative Agent in its sole discretion) a duly executed Mortgage that, when filed, would cause the real property the subject thereof to be subject at all times to first priority, valid and title insured Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations (subject to Liens permitted by Section 7.2). In connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including the Real Property Security Documents and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(d)          Landlord’s Consent with Respect to Borrower’s Headquarters. At the time of entry into or renewal of any lease agreement with respect to the Borrower’s headquarters, deliver or cause to be delivered to the Administrative Agent estoppel letters, consents and/or waivers from the landlord of such real property, in each case in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.12.         Depository Account; Receivables.

(a)          Maintain primary depositary and cash management accounts (i) with the Administrative Agent in a manner reasonably satisfactory to the Administrative Agent or (ii) with any other Person, provided that such accounts shall be subject to an account control agreement or Sweep Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(b)          Within sixty (60) days of the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), cause all Receivables to be deposited into one or more deposit accounts (with financial institutions reasonably acceptable to the Administrative Agent) that are subject to agreements (each, a “Sweep Agreement”) between the applicable Loan Party and the applicable depository bank that require, among other terms reasonably acceptable to the Administrative Agent, all deposits made into such account or accounts to be transferred (at least two times per week or, upon the reasonable request of the Administrative Agent to the Borrower, on a daily basis) into another deposit account (with a financial institution reasonably acceptable to the Administrative Agent) that is subject to a deposit account control agreement with terms reasonably satisfactory to the Administrative Agent (a “Deposit Account Control Agreement”).

(c)          If an obligor in respect of any Receivable fails to comply with the Loan Parties’ instructions to make payments to an account subject to a Sweep Agreement, promptly transfer any such payment to an account subject to a Deposit Account Control Agreement.

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Section 5.13.         Patriot Act. Deliver all documentation and other information that the Administrative Agent or such Lender requests from time to time in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws and regulations, including the Patriot Act.

Section 5.14.         Compliance Program. Maintain a compliance program which is reasonably designed to provide effective internal controls that promote adherence to and prevent and detect material violations of Laws, including the Medicaid Regulations, Medicare Regulations and HIPAA, and which includes reasonable monitoring on a regular basis to monitor compliance with the compliance program and with Laws.

ARTICLE VI

FINANCIAL COVENANTS

Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 6.1.          Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2014, to be greater than 3:00:1.0.

Section 6.2.          Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of each Fiscal Quarter to be less than 1.25:1.0.

ARTICLE VII

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1.          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)          Indebtedness created pursuant to the Loan Documents;

(b)          Indebtedness of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the Weighted Average Life to Maturity thereof;

(c)          Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, not to exceed an aggregate principal amount of (x) with respect to the period from the Effective Date through September 29, 2015, $5,500,000 at any time outstanding and (y) on September 30, 2015 and at all times thereafter, $3,500,000 at any time outstanding; provided, that such Indebtedness (i) is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvements and (ii) when incurred, should not exceed the purchase price of the asset(s) financed, together with extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the Weighted Average Life to Maturity thereof;

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(d)          Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness that is owed by a Subsidiary that is not a Loan Party shall be subject to Section 7.4;

(e)          Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 7.4;

(f)          Hedging Obligations permitted by Section 7.9;

(g)          unsecured seller notes issued to the seller, holdback amounts and earn-out obligations in connection with Permitted Acquisitions in an aggregate principal amount not to exceed $10,000,000, provided that (i) such seller notes are subordinated to the Obligations to an extent and in a manner acceptable to the Administrative Agent and otherwise have terms and conditions reasonably acceptable to the Administrative Agent and (ii) the good faith estimate by the Borrower of the maximum aggregate amount of holdback amounts outstanding at any time shall not exceed the aggregate amount available to be borrowed under the Aggregate Acquisition Revolving Commitments; provided that the requirement of this clause (ii) shall not apply after the Acquisition Revolving Commitment Termination Date; and

(h)          unsecured Indebtedness of the Borrower or its Subsidiaries not otherwise contemplated in the foregoing in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

Section 7.2.          Negative Pledge. Create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a)          Liens securing the Obligations pursuant to the Loan Documents;

(b)          Permitted Encumbrances;

(c)          any Liens on any property or assets of the Borrower or its Subsidiaries existing on the Effective Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(d)          purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets; and

(e)          extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

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Section 7.3.          Fundamental Changes; Asset Sales.

(a)          Merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Guarantor, the Guarantor shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Loan Party and (iv) any Subsidiary (other than a Guarantor) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b)          Make any Asset Sale unless (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iii) no Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect to such Asset Sale, (v) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 7.3, and (vi) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions occurring during any fiscal year shall not exceed $2,000,000.

Section 7.4.          Investments, Loans, Etc. Make any Investment, except:

(a)           Investments (other than Cash Equivalents) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b)          Cash Equivalents;

(c)          Guarantees by Borrower or any Subsidiary constituting Indebtedness permitted by Section 7.1;

(d)           Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided, that the aggregate amount of Investments by Loan Parties in or to, and Guarantees by Loan Parties of Indebtedness of any Subsidiary that is not a Guarantor (including all such Investments and Guarantees existing on the Effective Date) shall not exceed $500,000 at any time outstanding;

(e)           loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, that (i) there exists no Default or Event of Default at the time that such loans or advances are made and (ii) the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time;

(f)           Hedging Transactions permitted by Section 7.9; and

(g)          Permitted Acquisitions.

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Section 7.5.           Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for (a) dividends payable by the Borrower solely in shares of any class of its common stock, (b) Restricted Payments made by any Subsidiary to Persons that own Capital Stock in such Subsidiary, on a pro rata basis according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries and (c) so long as no Default or Event of Default then exists or would result therefrom, dividends or distributions to redeem, acquire or retire for value or repurchase shares of Capital Stock from current or former officers, directors, consultants and employees of the Borrower and its Subsidiaries in an amount not to exceed $1,000,000 in any Fiscal Year.

Section 7.6.           Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties and (c) any Restricted Payment permitted by Section 7.5.

Section 7.7.           Restrictive Agreements. Enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by Law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Capital Lease Obligations permitted by this Agreement so long as such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provision in leases restricting the assignment thereof.

Section 7.8.           Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.9.           Hedging Transactions. Enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

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Section 7.10.          Legal Name, State of Formation and Form of Entity. Without providing ten (10) days prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree), change its name, state of formation or form of organization.

Section 7.11.          Amendment to Material Documents. Amend, modify or waive any of its rights in a manner materially adverse to the Lenders or any Loan Party under (a) its Organization Documents, (b) other material Contractual Obligations or (c) Sweep Agreements.

Section 7.12.          Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.13.          Government Regulation. Be or become subject at any time to any Law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits Lenders or the Administrative Agent from making any advance or extension of credit to any Loan Party or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable Law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 1 U.S.C. Section 5318.

Section 7.14.          Ownership of Subsidiaries.  Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Borrower or any wholly owned Subsidiary) to own any Capital Stock of any Subsidiary, except to qualify directors if required by applicable Law or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Capital Stock.

Section 7.15.          Nature of Business.  Engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.16.          Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.17.          Management Fees.  Pay any management, consulting or similar fees to any owner, officer, director or employee or Affiliate of any Loan Party, except that a consulting fee of up to $200,000 may be paid to Ferrer Freeman & Company, LLC by the Borrower on the Effective Date. For purposes of clarity, this Section 7.17 does not apply to the payment of reasonable compensation and benefits to officers, directors and employees made in the ordinary course of business in amounts substantially consistent with historical compensation and benefits.

Section 7.18.          Consolidated Capital Expenditures.  Permit Consolidated Capital Expenditures by the Loan Parties and their Subsidiaries made in any Fiscal Year to exceed the amounts set forth beside such Fiscal Year below:

Consolidated Capital
Fiscal Year	Expenditures
2014	$28,000,000
2015	$35,000,000
2016	$39,000,000
2017	$42,000,000
2018	$46,000,000

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ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.           Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)           any Loan Party shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement made under Section 2.22(a), when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)           any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1 or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)           any Loan Party shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, 5.3, 5.8(b), 5.8(c), 5.8(d), 5.9, 5.12, 5.13 or 5.14 (with respect to any Loan Party’s existence) or Articles VI or VII; or

(e)           any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any officer of any Loan Party becomes aware of such failure, or (ii) written notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender; or

(f)           the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

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(g)           the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)           the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $750,000; or

(k)           any judgment or order for the payment of money in excess of $750,000, individually or in the aggregate, shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)           any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)           a Change in Control shall occur or exist; or

(n)           Mr. Stephen P. Griggs (or, upon his death or incapacity a replacement appointed within sixty (60) days who is acceptable to the Required Lenders in their reasonable discretion) ceases to be the President and Chief Executive Officer of the Borrower with management responsibilities customarily held by a President and Chief Executive Officer in the Borrower’s industry (it being understood that in the event of the death or incapacity of Mr. Stephen P. Griggs an Event of Default shall not arise under this clause (n) unless such sixty (60) day period expires without such an acceptable replacement being appointed; or

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(o)           any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created thereby; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(p)           there shall occur, in the Required Lender’s reasonable determination, an event or condition that has had or could reasonably be expected to have a Material Adverse Effect; or

(q)           any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party or any Affiliate of any Loan Party not to be, a valid and perfected Lien on any Collateral (other than immaterial Collateral), with the priority required by the applicable Collateral Document; or

(r)           the loss, suspension or revocation of, or failure to renew, any registrations, licenses, permits, authorizations or clearances now held or hereafter acquired by the Borrower or any other Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(s)           funds in any account subject to a Sweep Agreement cease to be swept in the manner required by such Sweep Agreement and such cessation continues for three (3) Business Days; or

(t)           there occurs an Exclusion Event which has had or would reasonably be expected to have a Material Adverse Effect,

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at Law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2.          Application of Funds.

After the exercise of remedies provided for in Section 8.1 (or immediately after an Event of Default specified in either clause (g) or (h) of Section 8.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)           first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

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(b)           second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)           third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)           fourth, to the fees due and payable under Sections 2.14(b) and (c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e)           fifth, to the aggregate outstanding principal amount of the Term Loan and all then existing Incremental Term Loans on a ratable basis, the aggregate outstanding principal amount of the Revolving Loans, the LC Exposure, the Net Mark-to-Market Exposure and the Bank Product Obligations of the Borrower and its Subsidiaries, until the same shall have been paid in full, allocated pro rata among any Lender, any Lender-Related Hedge Provider and any Bank Product Provider, based on their respective Pro Rata Shares of the aggregate amount of such Term Loans, Incremental Term Loans, Revolving Loans, LC Exposure, Net Mark-to-Market Exposure (to the extent secured by Liens) and Bank Product Obligations;

(f)           sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 102% of the LC Exposure after giving effect to the foregoing clause fifth; and

(g)           to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

All amounts allocated pursuant to the foregoing clauses third through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Revolving Loan Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g).

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Hedging Obligations and Bank Product Obligations may be excluded from the application described above without any liability to the Administrative Agent, if the Administrative Agent has not received written notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender-Related Hedge Provider or Bank Product Provider. Each Lender-Related Hedge Provider and Bank Product Provider not a party to this Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

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ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.          Appointment of Administrative Agent.

(a)           Each Lender and the Issuing Bank irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and all provisions of this Article IX and Article XI (including Section 11.3(b), as though such co- agents, sub-agents and attorneys-in-fact were the “administrative agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(b)           The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2.           Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

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Section 9.3.           Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.           Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.           Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

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Section 9.6.           The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include SunTrust Bank serving as Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.7.           Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such forty-fifth (45th) day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its representatives and agents and their Related Parties in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)           In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default or Event of Default has arisen from a failure of the Borrower to comply with Section 2.26(b), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation of the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

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Section 9.8.           Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9.           Benefits of Article IX. None of the provisions of this Article IX shall inure to the benefit of the Borrower (other than the second sentence of Section 9.7(a)) or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns. Accordingly, neither the Borrower (other than the second sentence of Section 9.7(a)) nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this Article IX.

Section 9.10.             Administrative Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or like proceeding or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 11.3) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)           Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

Section 9.11.           Titled Agents. Each Lender and each Loan Party hereby agrees that any Documentation Agent or Syndication Agent designated hereunder shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

Section 9.12.           Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements) other than this Agreement.

Section 9.13.           Collateral and Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its reasonable discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination or expiration of the Aggregate Revolving Commitments and payment in full of the Obligations (other than (x) contingent indemnification obligations for which no claim has been asserted, (y) all Hedging Obligations or Bank Product Obligations that are not then due and payable) and (z) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (ii) that is transferred or to be transferred as part of or in connection with any disposition permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 11.2;

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(d); and

(c)           to release any guarantor from its obligations under the Guaranty and Security Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under this Agreement, pursuant to this Section 9.13. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section.

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Section 9.14.           Hedging Obligations and Bank Product Obligations. No Lender or any Affiliate of a Lender that holds any Hedging Obligation or any Bank Product Obligation that obtains the benefits of Section 8.2 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Obligations and Bank Product Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender that holds such Hedging Obligation or such Bank Product Obligation, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Obligations or Bank Product Obligations in the case of a Maturity Date.

Section 9.15.           Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually realize upon any of the Collateral or enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

ARTICLE X

THE GUARANTY

Section 10.1.           The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, each Lender, each Affiliate of a Lender that enters into Bank Products or a Hedging Transaction with the Borrower or any Subsidiary, and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

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Section 10.2.           Obligations Unconditional. The obligations of the Guarantors under Section 10.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c)           the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)           any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 10.3.           Reinstatement. The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

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Section 10.4.           Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 and through the exercise of rights of contribution pursuant to Section 10.6.

Section 10.5.           Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.1) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.6.           Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

Section 10.7.           Guarantee of Payment; Continuing Guarantee. The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

Section 10.8.           Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under this Agreement and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.8 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.8 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends that this Section 10.8 constitute, and this Section 10.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

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ARTICLE XI

MISCELLANEOUS

Section 11.1.          Notices.

(a)           Written Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Loan Party:	Aerocare Holdings, Inc.
3325 Bartlett Blvd.
Orlando, FL 32811-6428
Attention: Stephen P. Griggs, President and Chief
Executive Officer

With copies to:	Aerocare Holdings, Inc.
3325 Bartlett Blvd.
Orlando, FL 32811-6428
Attention: Joseph P. Russell, Vice President and Chief
Financial Officer

Thomas A. Simser, Jr., Esq.
Thomas A. Simser, Jr., P.L.
P.O. Box 1360
Hernando, Florida 34441-1360

To the Administrative Agent:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 495-2170
Email: agency.services@suntrust.com

For communications other than Notices of Borrowing, with a copy to:	SunTrust Bank
200 South Orange Avenue
5th Floor, MC 2052
Orlando, FL 32801
Attention: Andy Lee, Senior Vice President, Middle
Markets
Facsimile: (407) 237-2491

To the Issuing Bank:	SunTrust Bank
25 Park Place, N.E./Mail Code 3706
16th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Facsimile: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 221-2001

To any other Lender:	To the address or facsimile number, set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender.

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Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the fifth Business Day after the date on which the same is deposited with the U.S. Postal Service by certified or registered mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 11.1.

Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in good faith reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.

(b)          Electronic Communications.

(i)           Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)           Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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Section 11.2.          Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Loan Party and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by Law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the written consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that

(i)          no amendment or waiver shall:

(A)           increase the Commitment of any Lender without the written consent of such Lender;

(B)           reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(C)           postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(D)           change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the provisions of Section 8.2, without the written consent of each Lender;

(E)           change any of the provisions of this Section 11.2 or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

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(F)           release the Borrower without the consent of each Lender, or, release all or substantially all of the Guarantors or limit the liability of all or substantially all of the Guarantors under any Guaranty, without the written consent of each Lender; or

(G)           release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary;

(ii)           prior to the Working Capital Revolving Commitment Termination Date, unless also signed by Required Revolving Lenders, no such amendment or waiver shall, (i) waive any Default for purposes of Section 3.2, (ii) amend, change, waive, discharge or terminate Sections 3.2 or 8.1 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate Article VI (or any defined term used therein) or this Section 11.2(a)(ii); or

(iii)           unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding amount of the Term Loan and all Incremental Term Loans (on a combined basis), no such amendment or waiver shall (i) amend, change, waive, discharge or terminate Section 2.12(d) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.12(a), (b) or (c) hereof or (ii) amend, change, waive, discharge or terminate this Section 11.2(a)(iii);

provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender); (ii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20, 2.21 and 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement; (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

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Section 11.3.          Expenses; Indemnification.

(a)           The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Arranger and their Affiliates, including the reasonable fees, charges and disbursements of up to one counsel for the Administrative Agent, the Arranger and their Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Arranger and their Affiliates, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have (x) resulted from the gross negligence or willful misconduct of such Indemnitee or (y) solely from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

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(d)          To the extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(e)           All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.

Section 11.4.          Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

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(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (x) assignments to a Person that is not a Lender with a Commitment or an Affiliate of a Lender or an Approved Fund and (y) assignments by Defaulting Lenders; and

(C)           the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Working Capital Revolving Commitments.

(iv)          Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20 if such assignee is a Foreign Lender.

(v)          No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20, 2.21 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)          Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

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(e)           Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 11.4 or the definition of “Required Lenders” and “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any Guarantor or limit the liability of any such Guarantor under any Guaranty without the written consent of each Lender except to the extent such release is expressly provided under the terms of this Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(g) (it being understood that the documentation required under Section 2.20(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.24 and 2.25 as if it were an assignee under paragraph (b) of this Section 11.4; and (B) shall not be entitled to receive any greater payment under Sections 2.18 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provision of Section 2.26 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.5.          Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the Law (without giving effect to the conflict of law principles thereof) of the State of Florida, except as expressly set forth otherwise in any Loan Document.

(b)           Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Middle District of Florida, and of any state court of the State of Florida and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or Florida state court or, to the extent permitted by applicable Law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

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(c)           Each Loan Party irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 11.5 and brought in any court referred to in paragraph (b) of this Section 11.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Law.

Section 11.6.         WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.7.          Right of Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank. Notwithstanding the provisions of this Section 11.7, if at any time any Lender, the Issuing Bank or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

Section 11.8.          Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by facsimile transmission or by any other electronic imaging means, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

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Section 11.9.          Survival. All covenants, agreements, representations and warranties made by any Loan Party herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, 2.21 and 11.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 11.10.          Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11.          Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (viii) any rating agency, (ix) the CUSIP Service Bureau or any similar organization, or (x) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

100

Section 11.12.          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable Law), shall have been received by such Lender.

Section 11.13.          Waiver of Effect of Corporate Seal. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to its Organization Documents or any requirement of Law, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 11.14.          Patriot Act. Each of the Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 11.15.          No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates' understanding that that: (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and Lenders has no obligation to disclose any of such interests to Borrower , any other Loan Party of any of their respective Affiliates. To the fullest extent permitted by Law, each of Borrower and the other Loan Parties hereby waive and release, any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

101

Section 11.16.          Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.17.          Amendment and Restatement. The parties hereto agree that, on the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Original Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Obligations (as defined in the Original Credit Agreement) under the Original Credit Agreement outstanding on the Effective Date shall in all respects be continuing and shall be deemed to Obligations outstanding hereunder; (c) the guaranties made pursuant to the Original Credit Agreement to the holders of the Obligations (as defined in the Original Credit Agreement) shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; (d) the Collateral Documents and the Liens created thereunder in favor of SunTrust Bank, as administrative agent for the benefit of the holders of the Obligations (as defined in the Original Credit Agreement) shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; and (e) all references in the other Loan Documents to the Original Credit Agreement shall be deemed to refer without further amendment to this Agreement.

[Signature Pages Follow]

102

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	AEROCARE HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Stephen P. Griggs
Name:	Stephen P. Griggs
Title:	President & CEO

GUARANTORS:	ACCUCARE MEDICAL EQUIPMENT, LLC,
an Oklahoma limited liability company
AEROCARE EMPLOYEE BENEFITS, INC.,
a Florida corporation
AEROCARE HOME MEDICAL EQUIPMENT, INC.,
a Texas corporation
AEROCARE HOME MEDICAL EQUIPMENT, INC.,
a Missouri corporation
AEROCARE HOME MEDICAL, INC.,
a Texas corporation
AEROCARE PHARMACY, INC.,
a Texas corporation
AEROCARE, INC.,
a Nevada corporation
ALL AMERICAN MEDICAL SERVICES, INC.,
a Florida corporation
ALL AMERICAN OXYGEN, INC.,
a Kentucky corporation
ALLCARE, INC.,
a Colorado corporation
ATLANTIC MEDICAL SUPPLY, INC.,
a Florida corporation
BEACON RESPIRATORY SERVICES OF GEORGIA, INC.,
a Delaware corporation
BEACON RESPIRATORY SERVICES, INC.,
a Delaware corporation
BIRD AND BEAR MEDICAL, INC.,
an Arkansas corporation
BJ’S WHEELCHAIR SERVICE, INC.,
a Texas corporation
CARE PLUS OXYGEN, INC.,
a Pennsylvania corporation
CHARLOTTE RESPIRATORY SOLUTIONS INC.,
a North Carolina corporation

AEROCARE HOLDINGS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

CPAPSUPPLY.COM, INC.,
a Texas corporation
DESLOGE HOME OXYGEN AND MEDICAL EQUIPMENT, INC.,
a Florida corporation
EDGE MEDICAL SUPPLY, L.L.C.,
a Texas limited liability company
EXPRESS MEDICAL SUPPLY, LTD.,
a Texas limited partnership
FREEDOM RESPIRATORY, INC.,
a Virginia corporation
GEORGIA HOME MEDICAL – COLUMBUS, INC.,
a Georgia corporation
GEORGIA HOME MEDICAL, INC.,
a Georgia corporation
GUARDIAN MEDICAL INC.,
a Florida corporation
HOME RESPIRATORY SOLUTION’S INC.,
a Florida corporation
HOMETOWN RESPIRATORY CONSULTANTS, INC.,
a Tennessee corporation
LAMAR, LLC,
a Florida limited liability company
LOUISVILLE O 2, INC.,
a Kentucky corporation
LOVELL MEDICAL SUPPLY, INC.,
a North Carolina corporation
M. DAVIS MANAGEMENT, INC.,
a Florida corporation
MCFARLAND GROUP, INC.,
a Tennessee corporation
OXYGEN & SLEEP ASSOCIATES, INC.,
a Tennessee corporation
PATIENTS FIRST MEDICAL EQUIPMENT OF
SPARTANBURG, LLC,
a South Carolina limited liability company
PAUL HOME OXYGEN SERVICES, INC.,
a Colorado corporation
PHARMACY, INC.,
a Delaware corporation
PHARMACY, INC. KENTUCKY,
a Kentucky corporation
PROMISE MEDICAL, INC.,
a Texas corporation
RELIABLE MEDICAL OF CONWAY, LLC,
a South Carolina limited liability company

AEROCARE HOLDINGS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

RELIABLE MEDICAL EQUIPMENT, LLC,
a South Carolina limited liability company
RESPIRATORY HOME CARE OF BRISTOL, LLC,
a Tennessee limited liability company
SKINNY, LLC,
a Florida limited liability company
SOUTHERN HOME RESPIRATORY & EQUIPMENT, INC.,
a Virginia corporation
SUNBELT MEDICAL SUPPLY & OXYGEN, INC.,
a Florida corporation
T C MEDICAL SUPPLY, LLC,
a Florida limited liability company
THE 3700 COMPANY, L.L.C.,
a Colorado limited liability company
THE OXYGEN COMPANY, INC.,
a Virginia corporation
TOTAL HOMECARE CORPORATION,
a Virginia corporation
TRIAD RESPIRATORY SOLUTIONS, INC.,
a North Carolina corporation
TRINITY HEALTHCARE OF WINSTON-SALEM, INC.,
a Georgia corporation
TWIN RIVERS RESPIRATORY CARE, INC.,
an Arkansas corporation

By:	/s/ Stephen P. Griggs
Name:	Stephen P. Griggs
Title:	President, CEO, Vice President or Manager (as applicable)

AEROCARE HOLDINGS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	SUNTRUST BANK,
as Administrative Agent, as Issuing Bank and as Swingline Lender

	By:	/s/ Ben Cumming
	Name:	Ben Cumming
	Title:	Director

AEROCARE HOLDINGS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:	SUNTRUST BANK

	By:	/s/ Ben Cumming
	Name:	Ben Cumming
	Title:	Director

AEROCARE HOLDINGS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

BANKUNITED, N.A.

By:	/s/ Paul Jessen
Name:	Paul Jessen
Title:	Sr. VP

AEROCARE HOLDINGS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:	SUNTRUST BANK,

By:
Name:
Title:

BANKUNITED, N.A.

By:
Name:
Title:

FIFTH THIRD BANK

By:	/s/ Michael J. Miller
Name:	Michael J. Miller
Title:	Vice President

CITY NATIONAL BANK

By:
Name:
Title:

SYNOVUS BANK

By:
Name:
Title:

SEASIDE NATIONAL BANK & TRUST

By:
Name:
Title:

CITY NATIONAL BANK

By:	/s/ Tyler Kurau
Name:	Tyler Kurau
Title:	Senior Vice President

AEROCARE HOLDINGS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

SYNOVUS BANK

By:	/s/ Michael Sawicki
Name:	Michael Sawicki
Title:	Corporate Banking

AEROCARE HOLDINGS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

SEASIDE NATIONAL BANK & TRUST

By:	/s/ Eric Waldron
Name:	Eric Waldron
Title:	Client Advisor

AEROCARE HOLDINGS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

Schedule I

COMMITMENT AMOUNTS

		Pro Rata Share of		Pro Rata Share of
	Working Capital	Working Capital	Acquisition	Acquisition
	Revolving	Revolving	Revolving	Revolving		Pro Rata Share of
Lenders	Commitment	Commitment	Commitment	Commitment	Term Loan	Term Loan
SunTrust Bank	$4,000,000.00	40.000000000%	$7,818,181.82	26.060606067%	$20,681,818.18	29.545454547%
BankUnited, N.A.	$2,129,032.26	21.290322600%	$7,870,967.74	26.236559133%	$17,500,000.00	25.000000004%
Fifth Third Bank	$1,935,483.87	19.354838700%	$7,155,425.22	23.851417400%	$15,909,090.91	22.727272732%
City National Bank	$774,193.55	7.741935500%	$2,862,170.09	9.540566967%	$6,363,636.36	9.090909087%
Synovus Bank	$774,193.55	7.741935500%	$2,862,170.09	9.540566967%	$6,363,636.36	9.090909087%
Seaside National Bank & Trust	$387,096.77	3.870967700%	$1,431,085.04	4.770283467%	$3,181,818.18	4.545454544%

Total:	$10,000,000.00	100.000000000%	$30,000,000.00	100.000000000%	$70,000,000.00	100.000000000%

1

Schedule 4.13

IP RIGHTS

Aerocare Holdings, Inc.
(Delaware Corporation)

U.S. Trademarks

Registered Marks

Mark	Reg. No.	Reg. Date
ARX and Design	4027346	09/20/11
BREATHE A LITTLE EASIER	2858453	06/29/04
AEROCARE	3033362	12/27/05

Georgia Home Medical, Inc.
(Georgia Corporation)

U.S. Trademark

Registered Mark

Mark	Reg. No.	Reg. Date
GEORGIA HOME MEDICAL	4043543	10/18/11

2

Schedule 4.16

SUBSIDIARIES

Company	Jurisdiction of Organization	Entity Type	Owner	Ownership %	Authorized Capital Stock
Aerocare Holdings, Inc.	DE	Corporation	Various stockholders	100	35,000,000 ($.001 par)
Accucare Medical Equipment, LLC	OK	Limited Liability Company	AeroCare Holdings, Inc.	100	1,000 LLC units
AeroCare Home Medical Equipment, Inc.	MO	Corporation	AeroCare Holdings, Inc.	100	300 ($100.00 par)
AeroCare Home Medical Equipment, Inc.	TX	Corporation	AeroCare Holdings, Inc.	100	1,000,000 ($1.00 par)
AeroCare Home Medical, Inc.	TX	Corporation	AeroCare Holdings, Inc.	100	1,500 (no par)
Aerocare, Inc.	NV	Corporation	AeroCare Holdings, Inc.	100	1,000,000 ($.05 par)
Aerocare Pharmacy, Inc.	TX	Corporation	AeroCare Holdings, Inc.	100	1,000,000 ($1.00 par)
All American Oxygen, Inc.	KY	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)
Allcare, Inc.	CO	Corporation	AeroCare Holdings, Inc.	100	3,000,000 (no par)
Beacon Respiratory Services, Inc.	DE	Corporation	AeroCare Holdings, Inc.	100	1,000 ($1.00 par)
Care Plus Oxygen, Inc.	PA	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)
Express Medical Supply, Ltd.	TX	Limited Partnership	AeroCare Holdings, Inc.	100	1,162,810 limited partnership units
Freedom Respiratory, Inc.	VA	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)
Home Respiratory Solution's, Inc.	FL	Corporation	AeroCare Holdings, Inc.	100	1,000 ($10.00 par)
Paul Home Oxygen Services, Inc.	CO	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)
Promise Medical, Inc.	TX	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)
Southern Home Respiratory & Equipment, Inc.	VA	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)
The 3700 Company, L.L.C.	CO	Limited Liability Company	AeroCare Holdings, Inc.	100	15,000 LLC units

3

Company	Jurisdiction of Organization	Entity Type	Owner	Ownership %	Authorized Capital Stock
Twin Rivers Respiratory Care, Inc.	AR	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)
Sunbelt Medical Supply & Oxygen, Inc.	FL	Corporation	AeroCare Holdings, Inc.	100	1,000 ($1.00 par)
Pharmacy, Inc. Kentucky	KY	Corporation	Pharmacy, Inc.	100	1,000 ($1.00 par)
Pharmacy, Inc.	DE	Corporation	AeroCare Holdings, Inc.	100	1,000 ($1.00 par)
Beacon Respiratory Services of Georgia, Inc.	DE	Corporation	AeroCare Holdings, Inc.	100	1,000 ($1.00 par)
Lovell Medical Supply, Inc.	NC	Corporation	AeroCare Holdings, Inc.	100	100,000 ($1.00 par)
Trinity Healthcare of Winston-Salem, Inc.	GA	Corporation	AeroCare Holdings, Inc.	100	1,000,000 ($1.00 par)
M. Davis Management, Inc.	FL	Corporation	Sunbelt Medical Supply & Oxygen, Inc.	100	7,500 ($1.00 par)
Oxygen & Sleep Associates, Inc.	TN	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)
All American Medical Services, Inc.	FL	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)
Charlotte Respiratory Solutions, Inc.	NC	Corporation	AeroCare Holdings, Inc.	100	100,000 (no par)
AeroCare Employee Benefits, Inc.	FL	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)
Lamar, LLC	FL	Limited Liability Company	AeroCare Holdings, Inc.	100	N/A (Uncertificated)
Skinny, LLC	FL	Limited Liability Company	Lamar, LLC	100	N/A (Uncertificated)
Respiratory Home Care of Bristol, LLC	TN	Limited Liability Company	AeroCare Holdings, Inc.	100	N/A (Uncertificated)
Guardian Medical Inc.	FL	Corporation	AeroCare Holdings, Inc.	100	100 (no par)
Desloge Home Oxygen and Medical Equipment, Inc.	FL	Corporation	AeroCare Holdings, Inc.	100	200 ($5.00 par) voting and 100 ($5.00 par) non-voting
Reliable Medical of Conway, LLC	SC	Limited Liability Company	AeroCare Holdings, Inc.	100	N/A (Uncertificated)
Reliable Medical Equipment, LLC	SC	Limited Liability Company	AeroCare Holdings, Inc.	100	N/A (Uncertificated)
Patients First Medical Equipment of Spartanburg, LLC	SC	Limited Liability Company	AeroCare Holdings, Inc.	100	N/A (Uncertificated)
Hometown Respiratory Consultants, Inc.	TN	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)

4

Company	Jurisdiction of Organization	Entity Type	Owner	Ownership %	Authorized Capital Stock
Louisville O2, Inc.	KY	Corporation	AeroCare Holdings, Inc.	100	2,300 (no par)
Triad Respiratory Solutions, Inc.	NC	Corporation	AeroCare Holdings, Inc.	100	100,000 (no par)
Bird & Bear Medical, Inc.	AR	Corporation	AeroCare Holdings, Inc.	100	1,000 ($1.00 par)
CPAP Supply.com, Inc.	TX	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)
The Oxygen Company, Inc.	VA	Corporation	AeroCare Holdings, Inc.	100	5,000 ($10.00 par)
Georgia Home Medical, Inc.	GA	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par) Class A voting and 1,000 (no par) Class B non-voting
Georgia Home Medical - Columbus, Inc.	GA	Corporation	AeroCare Holdings, Inc.	100	1,000,000 (no par)
Edge Medical Supply, L.L.C.	TX	Limited Liability Company	AeroCare Holdings, Inc.	100	Up to 100% in equity interest
BJ's Wheelchair Service, Inc.	TX	Corporation	AeroCare Holdings, Inc.	100	1,000 ($10.00 par)
TC Medical Supply, LLC	FL	Limited Liability Company	AeroCare Holdings, Inc.	100	N/A (Uncertificated)
McFarland Group, Inc.	TN	Corporation	AeroCare Holdings, Inc.	100	1,000 (no par)
Atlantic Medical Supply, Inc.	FL	Corporation	AeroCare Holdings, Inc.	100	100 ($1.00 par)
Total Homecare Corporation	VA	Corporation	AeroCare Holdings, Inc.	100	5,000 (no par)

5

Schedule 4.18-1

LOCATIONS OF REAL PROPERTY

Note: All locations listed below are leased by the applicable Loan Party. None are owned.

Company Name	DBA: Company Name	Address	City	ST	Zip Code
AeroCare Home Medical Equipment, Inc. – TX	AeroCare Home Medical Equipment, Inc. -TX	3011 S. Fannin Avenue	Denison	TX	75021
AeroCare Home Medical Equipment, Inc. - TX	AeroCare Home Medical Equipment, Inc. - TX	7003 Woodway Drive Suite 314	Waco	TX	76712
AeroCare Home Medical Equipment, Inc. – TX	AeroCare Home Medical Equipment, Inc. - TX	1750 E. Northwest Highway Suite 240A	Garland	TX	75041
AeroCare, Inc.	AeroCare, Inc.	4620 Arville St Suite E	Las Vegas	NV	89103
AeroCare Home Medical Equipment, Inc. – TX	AeroCare Home Medical Equipment, Inc. - TX	2816 Southeast Loop 820	Fort Worth	TX	76140
AeroCare Home Medical, Inc.	AeroCare Home Medical, Inc.	6120 US Hwy 98 West Suite 7 & 8	Hattiesburg	MS	39402
AeroCare Home Medical, Inc.	AeroCare Home Medical, Inc.	7014 Empire Central Drive	Houston	TX	77040
AeroCare Home Medical, Inc.	AeroCare Home Medical, Inc.	1508 S. Chestnut Suite 4&5	Lufkin	TX	75901
Express Medical Suppply, LTD.	AeroCare Express	3120 & 3122 North 1st Street	Abilene	TX	79603
Express Medical Suppply, LTD.	Express Medical Supply, Ltd.	1405 East Main St. Suite 160	Eastland	TX	76448
Express Medical Suppply, LTD.	Open Airways	4224 Boston Avenue	Lubbock	TX	79413
Express Medical Suppply, LTD.	AeroCare Respiratory Services	1523 Northwest Blvd. Suite A	Georgetown (Lampasas)	TX	78628
Express Medical Suppply, LTD.	Express Medical Supply, Ltd.	1000 South Texas St. Unit B	DeLeon	TX	76444
Express Medical Supply, LTD.	AeroCare Express	810 N. Dixie Suite 101 & 114	Odessa (Midland)	TX	79761
Express Medical Suppply, LTD.	Amarillo Respiratory Services	5901 S. Bell C-29	Amarillo/ Plainview	TX	79109
Express Medical Suppply, LTD.	Home Medical Equipment	803 Highway 83 N.	Childress	TX	79201
Promise Medical, Inc.	Promise Medical, Inc.	1709 Grandstand	San Antonio	TX	78238
Home Respiratory Solutions, Inc.	Home Respiratory Solutions, Inc.	1535 E. Wade Street	Trenton	FL	32693
Home Respiratory Solutions, Inc.	Home Respiratory Solutions, Inc.	812 South Weeks Street Unit A	Bonifay	FL	32425
Home Respiratory Solutions, Inc.	Home Respiratory Solutions, Inc.	304 E. Hampton Springs Ave	Perry	FL	32347
AccuCare Medical, LLC	Advanced Home Medical Equipment	1395 S. Marietta Pkwy Bldg. 100 Ste. 126	Marietta	GA	30067
AeroCare Holdings, Inc.	AeroCare	4785 Elati Street Unit 40	Denver	CO	80216
AeroCare Holdings, Inc.	AeroCare	349 14th Street	Burlington	CO	80807
AeroCare Holdings, Inc.	AeroCare	1306 S. Main	Lamar	CO	81052
AeroCare Holdings, Inc.	AeroCare	1031 E. US HWY 50	Salida	CO	81201
AeroCare Holdings, Inc.	AeroCare	3010 Farabaugh Lane	Pueblo	CO	81003

6

Company Name	DBA: Company Name	Address	City	ST	Zip Code
AeroCare Holdings, Inc.	AeroCare	1123 West Avenue	Alamosa	CO	81101
AeroCare Holdings, Inc.	AeroCare	1218 Royal Gorge Blvd.	Canon City	CO	81212
AeroCare Holdings, Inc.	AeroCare	328 Bonaventure Suite 3	Trinidad	CO	81082
AeroCare Holdings, Inc.	AeroCare	709 N. Commercial	Trinidad	CO	81082
AeroCare Holdings, Inc.	Air Options Respiratory	843 S. 3rd St.	Montrose	CO	81401
AeroCare Holdings, Inc.	Air Options Respiratory	500 W. Highway 50 #103	Gunnison	CO	81230
AeroCare Holdings, Inc.	Air Options Respiratory	340 Main Street P.O. Box 542	Nucla	CO	81424
AeroCare Holdings, Inc.	Air Options Respiratory	398 W. Colorado Ave 1-WB P.O. Box 2064	Telluride	CO	81435
AeroCare Holdings, Inc.	Air Options Respiratory	1740 E. Main Street #6	Cortez	CO	81321
AeroCare Holdings, Inc.	Air Options Respiratory	713 Main Street	Delta	CO	81416
Twin Rivers Respiratory Care, Inc.	Twin Rivers Respiratory Care, Inc.	2607 Caddo Suite 4	Arkadelphia	AR	71923
Twin Rivers Respiratory Care, Inc.	AeroCare	6119 Highway 45 South	Fort Smith	AR	72916
Twin Rivers Respiratory Care, Inc.	AeroCare Home Medical	106 E. Crandell Avenue Suite B	Harrison	AR	72601
Twin Rivers Respiratory Care, Inc.	AeroCare	1121 S. Bowman Rd Suite C-7	Little Rock	AR	72211
Twin Rivers Respiratory Care, Inc.	AeroCare	11904 Kanis Rd Ste H2	Little Rock	AR	72211
Twin Rivers Respiratory Care, Inc.	AeroCare	11900 Kanis Rd Ste D2	Little Rock	AR	72211
Twin Rivers Respiratory Care, Inc.	AeroCare	11900 Kanis Rd Ste D1	Little Rock	AR	72211
Twin Rivers Respiratory Care, Inc.	Magnolia Respiratory Care	600 East North Street	Magnolia	AR	71753
Twin Rivers Respiratory Care, Inc.	AeroCare Home Medical	2505 Thompson Suite 4	Springdale	AR	72764
All American Oxygen	All American Oxygen	1999 Brownsboro Rd. Suite A	Louisville	KY	40206
All American Oxygen	All American Oxygen	7901 3rd Street Road	Louisville	KY	40214
AeroCare Home Medical Equipment, Inc. - MO	AeroCare Home Medical Equipment, Inc. - MO	1808 N. Elson Street	Kirksville	MO	63501
AeroCare Home Medical Equipment, Inc. - MO	AeroCare Home Medical Equipment, Inc. - MO	22993 Professional Ln. Ste H	Lebanon	MO	65536
Care Plus Oxygen, Inc.	Care Plus Oxygen, Inc.	112 Harper Street	Dunmore	PA	18512
Care Plus Oxygen, Inc.	Care Plus Oxygen, Inc.	850 A State Street	Lemoyne	PA	17043
Southern Home Respiratory & Equipment, Inc.	Southern Home Respiratory & Equipment, Inc.	282 Westgate Mall Cir. Ste 117	Pennington Gap	VA	24277
Freedom Respiratory, Inc.	Freedom Respiratory, Inc.	630 A Abney Road	Roanoke	VA	24012
Twin Rivers Respiratory Care, Inc.	Ouachita Valley Respiratory Care	136 Garden Oaks Dr	Camden	AR	71701
Twin Rivers Respiratory Care, Inc.	AeroCare Home Medical	620 West Bolling	Monticello	AR	71655
Twin Rivers Respiratory Care, Inc.	AeroCare Home Medical	1310 Highway 62 West, Suite 16	Mountain Home	AR	72653
AeroCare Holdings, Inc.	AeroCare	200 East South Boulder Road C-1	Lafayette	CO	80026
Home Respiratory Solutions, Inc.	Home Respiratory Solutions, Inc.	7478A SW 60th Avenue	Ocala	FL	34476
AeroCare Home Medical, Inc.	AeroCare Home Medical, Inc.	11133 I-45 South Suite #200	Conroe	TX	77302

7

Company Name	DBA: Company Name	Address	City	ST	Zip Code
Care Plus Oxygen, Inc.	Care Plus Oxygen, Inc.	1130 6TH Ave Ste 2	Berwick	PA	18603
Care Plus Oxygen, Inc.	Care Plus Oxygen, Inc.	1578 Bunting Street	Pottsville	PA	17901
AeroCare Home Medical, Inc.	AeroCare Home Medical, Inc.	420 North Green Suite D	Longview	TX	75601
Freedom Respiratory, Inc.	Freedom Respiratory, Inc.	1840 Jefferson Highway Unit 108	Fishersville	VA	22939
Care Plus Oxygen, Inc.	Care Plus Oxygen, Inc.	1600 6th Avenue Suite 119A	York	PA	17403
AeroCare Home Medical Equipment, Inc. - MO	AeroCare Home Medical Equipment, Inc. - MO	1505- D&E South Elliott	Aurora	MO	65605
All American Oxygen	All American Oxygen	125 East Lagrange Road	Hanover	IN	47243
AeroCare Home Medical Equipment, Inc. - TX	AeroCare Home Medical Equipment, Inc. - TX	209 M&M Ranch Road Unit #110	Granbury	TX	76049
All American Oxygen	All American Oxygen	427 Chestnut Street Suite 4	Berea	KY	40403
AeroCare Home Medical Equipment, Inc. - MO	AeroCare Home Medical Equipment, Inc. - MO	1216 HWY 72 E.	Rolla	MO	65401
The 3700 Company, LLC	Air Options Respiratory	615 W. Deer Valley Rd. Suite 124	Phoenix (Anthem)	AZ	85027
Care Plus Oxygen, Inc.	Care Plus Oxygen, Inc.	205 Park Place Suite 4	Bellefonte	PA	16823
Care Plus Oxygen, Inc.	Care Plus Oxygen, Inc.	1637 East Main St.	Waynesboro	PA	17268
AeroCare Home Medical Equipment, Inc. – TX	AeroCare Home Medical Equipment, Inc. - TX	304 Acker Street Suite 101	Sanger	TX	76266
AeroCare Home Medical Equipment, Inc. - MO	AeroCare Home Medical Equipment, Inc. - MO	329A North Barrett Street	Nevada	MO	64772
Freedom Respiratory, Inc.	Health First - H.M.S.	2852 East Parham Road	Henrico	VA	23228
Freedom Respiratory, Inc.	Freedom Respiratory, Inc.	1155 Piney Forest Road Suite A	Danville	VA	24540
AeroCare, Inc.	AeroCare Inc.	802 Ave E Suite 5, 7, & 10	Ely	NV	89301
Twin Rivers Respiratory Care, Inc.	AeroCare	2603 W. Pleasant Grove Rd. Suites 106 & 107	Rogers	AR	72758
AeroCare Home Medical, Inc.	AeroCare Home Medical, Inc.	Riverside Shopping Center, 1495 Highway 71 West Suite E	LaGrange	TX	78945
AeroCare Holdings, Inc.	AeroCare	700 Automation Drive Units G&L	Windsor	CO	80550
AeroCare Holdings, Inc.	AeroCare	634 Elkton Drive	Colorado Springs	CO	80907
AeroCare Home Medical Equipment, Inc. - MO	AeroCare Home Medical Equipment, Inc. - MO	512 Ellis Blvd Suite S	Jefferson City	MO	65101
Twin Rivers Respiratory Care, Inc.	AeroCare Home Medical, Inc.	2019 Summerhill Road	Texarkana	TX	75501
Twin Rivers Respiratory Care, Inc.	AeroCare	315 Section Line Road Suites C & D Malvern National Bank Plaza	Hot Springs	AR	71913
Twin Rivers Respiratory Care, Inc.	AeroCare	1400 South Knoxville	Russellville	AR	72802
Beacon Respiratory Services, Inc.	Encore Respiratory	4755 Drane Field Rd. Ste. 101	Lakeland (Lake Alfred)	FL	33811
Beacon Respiratory Services, Inc.	Encore Respiratory	5909-A Breckenridge Parkway	Tampa	FL	33610
Beacon Respiratory Services, Inc.	Alliance Oxygen and Medical Equipment	1455 Railhead Road SUITE 5	Naples	FL	34110

8

Company Name	DBA: Company Name	Address	City	ST	Zip Code
Beacon Respiratory Services, Inc.	Alliance Oxygen and Medical Equipment	1050 Corporate Ave Unit 105	North Port	FL	34289
Beacon Respiratory Services, Inc.	Alliance Oxygen and Medical Equipment	4562 McAshton Street Unit 11 & 12	Sarasota	FL	34233
Beacon Respiratory Services, Inc.	Encore Respiratory	3672 US Hwy 27 North	Sebring	FL	33870
Beacon Respiratory Services, Inc.	Alliance Oxygen and Medical Equipment	2840 Scherer Drive Suite 425	St. Petersburg	FL	33716
AeroCare Holdings, Inc.	Air Options Respiratory	2119 N. 7th St.	Grand Junction	CO	81501
AeroCare Holdings, Inc.	Air Options Respiratory	3465 N Main	Durango	CO	81301
Sunbelt Medical, Inc.	Sunbelt Medical, Inc.	4502 35th street Suite 100	Orlando	FL	32811
Pharmacy, Inc.	Pharmacy, Inc.	82 Spruce St	Murray	KY	42071
Pharmacy, Inc.	Rep: Steve McPhee	1718 E. Broadway APT E	Columbia	MO	65201
Pharmacy, Inc.	Pharmacy, Inc.	90 Wall St (satellite office for Murray location)	Puryear	TN	38251
Trinity Healthcare of Winston-Salem	Trinity	3084 Salem Industrial Drive	Winston - Salem	NC	27127
Trinity Healthcare	Trinity	9741 - I Southern Pine Blvd. STE B	Huntersville / Charlotte	NC	28078
Trinity Healthcare	Aerocare	935 Interstate Ridge Suite E	Gainesville	GA	30501
Lovell Medical Supply	Lovell Medical Supply	186 W. Independence Blvd	Mount Airy	NC	27030
Lovell Medical Supply	Lovell Medical Supply	46 Boone Trail	North Wilkesboro	NC	28659
Beacon Respiratory Services of GA	AeroCare	406 & 408 Bells Highway	Walterboro	SC	29488
Twin Rivers Respiratory Care, Inc.	Twin Rivers Respiratory Care, Inc.	1217 W. Parker Rd Suite D	Jonesboro	AR	72404
AeroCare Holdings, Inc.	AeroCare Holdings, Inc.	246 Market St.	Meeker	CO	81641
Beacon Respiratory Services of GA	AeroCare	632 Sunset Blvd. Hilltop Plaza 640	West Columbia (CHESTER)	SC	29169
Beacon Respiratory Services of GA	AeroCare	3931 Mega Drive Unit 11	Myrtle Beach	SC	29588
Beacon Respiratory Services, Inc.	AeroCare	6790 East Rogers Circle	Boca Raton	FL	33487
Accucare Medical, LLC	Southeast Home Care & Respiratory	2150 Central Avenue	Augusta	GA	30904
Accucare Medical, LLC	Southeast Home Care & Respiratory	The Market Place Shopping Center 200 University Parkway Space F	Aiken	SC	29801
Accucare Medical, LLC	AeroCare	3279 Highway 42 North Suite G	Stockbridge	GA	30281
AeroCare Home Medical, Inc.	Aerocare of Mobile	1170-A West I-65 Services Road South	Mobile	AL	36609
M. Davis Management, Inc.	Proximed	4502 35th Street Suite 700	Orlando	FL	32811
Beacon Respiratory Services, Inc.	AeroCare	1701 SE Tiffany Ave. Suite 104	Port St. Lucie	FL	34952
AeroCare Holdings, Inc.	AeroCare	460 St. Michael’s Drive Ste. 506	Santa Fe	NM	87505
Oxygen & Sleep Associates, Inc.	Oxygen & Sleep Associates, Inc.	205 Perimeter Park Road Suite D & E	Knoxville	TN	37922
Oxygen & Sleep Associates, Inc.	Oxygen & Sleep Associates, Inc.	1701 Louisville Dr. Suite 107	Knoxville	TN	37921
AeroCare, Inc.	AeroCare, Inc.	6015 S. Virginia St. Ste. E-297	Reno	NV	89502
AeroCare Holdings, Inc.	AeroCare	1269 S. Second St	Raton	NM	87740

9

Company Name	DBA: Company Name	Address	City	ST	Zip Code
Beacon Resp of GA	AeroCare	108 Thomas Cary Court Suite B	Wando	SC	29492
Oxygen & Sleep Associates, Inc.	Oxygen & Sleep Associates, Inc.	Pine Ridge Office Park 708 S. Illinois Avenue Suite E-101	Oak Ridge	TN	37830
Beacon Respiratory Services of GA	AeroCare	1030 Juniper Lake Road Suite H	West End (Pinehurst)	NC	27376
Care Plus Oxygen, Inc.	Care Plus Oxygen	Jay Park Plaza 114 Columbia Dr. Suite 10	East Stroudsburg (Marshals Creek)	PA	18301- 8222
All American Medical Services, Inc.	All American Medical Services, Inc.	4350 Oakes Road Unit 507	Davie (Pompano Beach)	FL	33314
Sunbelt Medical, Inc.	Sunbelt Medical, Inc.	1 West Park Avenue Suite 2	Eustis	FL	32726
Charlotte Respiratory Solutions	Charlotte Respiratory Solutions	9741 - A Southern Pine Blvd.	Charlotte	NC	28273
Lamar, LLC	Home Oxygen Medical Equipment	13881 Plantation Road Units 5 & 6	Fort Myers	FL	33912
Skinny, LLC	Home Oxygen Medical Equipment of Hernando	Blackwell Trade Center 18735 Sakera Road	Hudson	FL	34667
Excel in Brightree	Excel in Brightree	Excel for Medicare CPAP business in Orlando in Brightree	Sunbelt	FL
AeroCare Holdings, Inc.	Breath of Life	1818 Medicine Bow Court #2	Silt	CO	81650
Guardian Medical Inc.	Guardian Medical Inc.	4553 Marlotti Court Unit 102	Sarasota	FL	34233
Respiratory Home Care of Bristol, LLC	Respiratory Home Care of Bristol, LLC	663 Highway 126 Suites 1, 2, & 3	Bristol	TN	37620
Respiratory Home Care of Bristol, LLC	Respiratory Home Care of Bristol, LLC	105 West Stone Drive Suite 1C	Kingsport	TN	37660
AeroCare Holdings, Inc.	AeroCare	250 E Avenue	Limon	CO	80826
AeroCare Holdings, Inc.	AeroCare	975 4th St (storage/warehouse)	Limon	CO	80828
AeroCare Holdings, Inc.	AeroCare	1118 Logan Ave.	Cheyenne	WY	82001
Desloge Home Oxygen and Medical Equipment, Inc.	Desloge Home Oxygen and Medical Equipment, Inc.	2510 Miccosukee Road Suite 101	Tallahassee	FL	32308
Reliable Medical of Conway, LLC	Reliable Medical of Conway, LLC	2381 Highway 544 Unit 1	Conway	SC	29526
Reliable Medical Equipment, LLC	Reliable Medical Equipment, LLC	108 Thomas Cary Court Suite A	Wando	SC	29492
Patients First Medical Equipment of Spartanburg, LLC	AeroCare	107 Sunbelt Court, Suite 1	Greer	SC	29650
Care Plus Oxygen, Inc.	Cooks Medical	Rear 785 Wyoming Ave.	Kingston	PA	18704
AeroCare Holdings, Inc.	AeroCare Holdings, Inc.	7900 Lorraine Court Suite J	Albuquerque	NM	87113
Lovell Medical Supply	AeroCare	36 Rosscraggon Rd Suite C	Asheville	NC	28803
AeroCare Home Medical Equipment, Inc. - TX	Med One, Inc.	729 S. Mustang Road	Yukon	OK	73099
Home Respiratory Solutions, Inc.	AeroCare	6950 Philips Hwy Suite 8	Jacksonville	FL	32216
AeroCare Home Medical, Inc.	Quality Plus	210 Bearden Road	Pelham	AL	35124
Hometown Respiratory Consultants, Inc.	Hometown Respiratory Consultants, Inc.	132 Gordonsville Hwy	Carthage	TN	37030
Hometown Respiratory Consultants, Inc.	Hometown Respiratory Consultants, Inc.	1014 Scottsville Rd.	Lafayette	TN	37083
Hometown Respiratory Consultants, Inc.	Hometown Respiratory Consultants, Inc.	813 West Main St.	Woodbury	TN	37190
Hometown Respiratory Consultants, Inc.	Hometown Respiratory Consultants, Inc.	513 West Baddour Parkway	Lebanon	TN	37087

10

Company Name	DBA: Company Name	Address	City	ST	Zip Code
AeroCare Home Medical, Inc.	AeroCare Home Medical, Inc.	5041 Spencer Highway	Pasadena	TX	77505
Louisville O2	Louisville O2	1999 B&C Brownsboro Road	Louisville	KY	40206
Triad Respiratory Solutions	Triad Respiratory Solutions	3061 Trenwest Drive	Winston -Salem	NC	27103
Bird and Bear Medical, Inc.		11223 Otter Creek East Blvd	Mabelvale	AR
Bird and Bear Medical, Inc.	AeroCare	2101 Ondra Drive	Searcy	AR	72143
Bird and Bear Medical, Inc.	AeroCare	1810 East Oak	Conway	AR	72032
Oxygen & Sleep Associates, Inc.	Oxygen & Sleep Associates, Inc.	The Pavilion Office Building 1916 Patterson Street Suite 204	Nashville	TN	37203
Oxygen & Sleep Associates, Inc.	Oxygen & Sleep Associates, Inc.	230 Cumberland Bend, Suite 230G	Nashville	TN	37203
Georgia Home Medical, Inc.		416 Pine Avenue	Albany	GA	31701
Georgia Home Medical - Columbus, Inc.		North Columbus Business Park 506 Manchester Expressway Suite A-8	Columbus	GA	31904
Sunbelt Medical, Inc.	Sunbelt Medical, Inc.	1055 N Dixie Freeway Suite [ ]	New Smyrna Beach	FL	32168
TC Medical Supply, LLC		3315 SW 13th Street Unit 201 & 202	Ocala	FL	34474
TC Medical Supply, LLC		5200 W. Newberry Road Building E Suite 6 & 7	Gainesville	FL	32607
Edge Medical Supply, LLC		1331 D South Beckham	Tyler	TX	75701
Edge Medical Supply, LLC		411 East Rusk	Jacksonville	TX	75766
Edge Medical Supply, LLC		217 N. Hillcrest	Sulphur Springs	TX	75482
Edge Medical Supply, LLC		3731West HWY 31 Ste E	Corsicana	TX	75110
Edge Medical Supply, LLC		1324 Common Street Suite 304 & 305	New Braunfels	TX	78130
Edge Medical Supply, LLC		1320 West Oaklawn Suite B	Pleasanton	TX	78064
Edge Medical Supply, LLC		8134 Fredericksburg Road	San Antonio	TX	78229
BJ’s Wheelchair Service, Inc.		4515 North St. Suite 2	Nacogdoches	TX	75965
McFarland Group, Inc.	McFarland Medical	1114 West First N. Street	Morristown	TN	37814
McFarland Group, Inc.	McFarland Medical	1413 Tusculum Blvd	Greenville	TN	37745
McFarland Group, Inc.	McFarland Medical	588 South Shady Street	Mountain City	TN	37683
McFarland Group, Inc.	McFarland Medical	170 Oak Ridge Turnpike	Oak Ridge	TN	37830
McFarland Group, Inc.	McFarland Medical	819-B Dolly Parton Pkwy	Sevierville	TN	37862
Edge Medical Supply, LLC		1333 D South Beckham REHAB CENTER	Tyler	TX	75701
Atlantic Medical Supply	Atlantic Medical Supply	4540 & 4542 SW 75th Avenue	Miami	FL	33155
AeroCare Holdings, Inc.	AeroCare	256 Annie Road Unit C P.O. Box 1414	Silverthorne	CO	80498
Total Homecare Corporation	Reliacare Home Medical	306 N. 6th Avenue	Hopewell	VA	23860
Total Homecare Corporation	Reliacare Home Medical	2313 Oaklawn Blvd. (Warehouse space)	Hopewell	VA	23860
AeroCare Holdings, Inc.	AeroCare Holdings, Inc.- Corp	3325 Bartlett Blvd.	Orlando Corp.	FL	32811

11

Company Name	DBA: Company Name	Address	City	ST	Zip Code
AeroCare Home Medical, Inc.	AeroCare Home Medical, Inc., Houston Corp	15401 Vantage Parkway W. #100	Houston Corp.	TX	77032
AeroCare Home Medical, Inc.	AeroCare Home Medical, Inc., Houston Corp	15603 West Hardy Suite 350	Houston Corp.	TX	77060
AeroCare Home Medical, Inc.	AeroCare Home Medical, Inc., Houston Corp	1515 Aldin Place	Houston Corp.	TX	77032
AeroCare Holdings, Inc.	Air Options Respiratory	2233 East Main Street 330 South 8th Street	Montrose Billing	CO	81401
Twin Rivers Respiratory Care, Inc.		987 West Washington Suite A & B CPAP STORAGE FOR ALL TWIN LOCATIONS: 993 Washington	Camden Corp.	AR	71701
Respiratory Billing Center	Respiratory Billing Center- Billing for Virginia	282 Westgate Mall Cir. Ste. 117	Pennington Gap Billing	VA	24277
AeroCare Holding, Inc.	AeroCare Holdings, Inc. - Billing	3325 Bartlett Blvd.	Orlando Billing	FL	32811
All Care, Inc.	All Care, Inc. - Billing	3010 Farabaugh Lane	Pueblo Billing	CO	81005
Care Plus Oxygen, Inc.	Care Plus Oxygen, Inc.	850 A State Street	Lemoyne Corp.	PA	17043
Express Medical Supply, LTD.		3122 North 1st Street	Abilene	TX	79603
All Care, Inc.		312 N. Main	Pueblo	CO	81003
Twin Rivers Respiratory Care, Inc.	Twin Rivers Respiratory Care, Inc. - Billing	987 West Washington Suite A & B	Camden Billing	AR	71701
Lovell Medical Supply		176 W. Independence Blvd	Mount Airy	NC	27030
Rossville	Rossville - Billing		Rossville Billing	IN
AeroCare Holding, Inc.	AeroCare Holdings, Inc. - Billing	3325 Bartlett Blvd.	Orlando Medical Review	FL	32811
	Fort Myers Billing Center	13881 Plantation Road Units 5 & 6	Fort Myers Billing Center	FL
Bird and Bear Medical, Inc.	Little Rock Billing Center	3524 Terminix Drive	Little Rock Billing Center	AR	72206
Edge Medical Supply, LLC		2811 Robertson Road	Tyler	TX	75701
McFarland Group, Inc.	McFarland Medical	1114 West First N. Street	Morristown Billing Center	TN	37814
Pharmacy, Inc.	Pharmacy, Inc.	code only pharmacy meds - 5030 and contract labor - 7090	Murray - Pharmacy
AeroCare CPAP World	AeroCare CPAP World	15401 Vantage Parkway W. #100	Houston -CPAP World	TX	77032

12

Schedule 4.18-2

LOCATIONS OF CHIEF EXECUTIVE OFFICE, TAXPAYER IDENTIFICATION NUMBER, ETC.

Chief Executive Office for all Loan Parties:	3325 Bartlett Blvd., Orlando, FL 32811

Company	Tax ID	Organizational Identification Number
Aerocare Holdings, Inc.	55-0800066	3568419
Accucare Medical Equipment, LLC	80-0002984	3500679180
Aerocare Home Medical Equipment, Inc. (MO)	32-0057768	00517440
Aerocare Home Medical Equipment, Inc. (TX)	76-0662107	01606156
Aerocare Home Medical, Inc.	76-0653019	01593819
Aerocare, Inc.	73-1636259	NV20021266311
Aerocare Pharmacy, Inc.	76-0663307	01607195
All American Oxygen, Inc.	73-1661640	0555986
Allcare, Inc.	84-1359750	19961135363
Beacon Respiratory Services, Inc.	59-3641476	3213123
Care Plus Oxygen, Inc.	45-0506882	3129459
Express Medical Supply, Ltd.	75-2494404	14642610
Freedom Respiratory, Inc.	20-0028861	05969076
Home Respiratory Solution’s, Inc.	57-1121667	P01000036123
Paul Home Oxygen Services, Inc.	16-1655992	20031059860
Promise Medical, Inc.	74-2809170	01427347
Southern Home Respiratory & Equipment, Inc.	59-3769111	05924212
The 3700 Company, L.L.C.	84-1134781	19951080350
Twin Rivers Respiratory Care, Inc.	16-1655984	800004579
Sunbelt Medical Supply & Oxygen, Inc.	65-1115789	P98000100925
Pharmacy, Inc. Kentucky	61-1357805	0483792
Pharmacy, Inc.	61-1362564	3160719
Beacon Respiratory Services of Georgia, Inc.	59-3758015	3460575
Lovell Medical Supply, Inc.	56-2056348	0445241
Trinity Healthcare of Winston-Salem, Inc.	58-2117868	K417080
M. Davis Management, Inc.	59-3143582	V56852
Oxygen & Sleep Associates, Inc.	56-2439076	000463819
All American Medical Services, Inc.	59-2686756	M31863
Charlotte Respiratory Solutions, Inc.	32-0128448	07417884
AeroCare Employee Benefits, Inc.	45-3305035	P11000080841
Lamar, LLC	20-0301337	L03000039454
Skinny, LLC	20-0686689	L04000009578
Respiratory Home Care of Bristol, LLC	51-0447627	000496408
Guardian Medical Inc.	20-8585485	P07000027426
Desloge Home Oxygen and Medical Equipment, Inc.	59-2962517	K91930
Reliable Medical of Conway, LLC	26-2310591	N/A
Reliable Medical Equipment, LLC	62-1757567	N/A
Patients First Medical Equipment of Spartanburg, LLC	57-1113369	N/A
Hometown Respiratory Consultants, Inc.	62-1465202	000240060
Louisville O2, Inc.	61-1465633	574852
Triad Respiratory Solutions, Inc.	20-1151747	726686
Bird & Bear Medical, Inc.	71-0851125	100194830
CPAP Supply.com, Inc.	46-3544271	801829443

13

Company	Tax ID	Organizational Identification Number
The Oxygen Company, Inc.	54-1177495	02212652
Georgia Home Medical, Inc.	20-3063868	0538410
Georgia Home Medical - Columbus, Inc.	26-4710104	09019924
Edge Medical Supply, L.L.C.	68-0498916	800072864
BJ’s Wheelchair Service, Inc.	75-2795011	151565900
TC Medical Supply, LLC	71-1013530	L07000125049
McFarland Group, Inc.	27-0110308	473048
Atlantic Medical Supply, Inc.	65-0399542	P93000021894
Total Homecare Corporation	54-1561503	03641735

14

Schedule 4.18-3

LOCATIONS OF ASSETS

See Schedule 4.18-1.

15

Schedule 4.18-4

CHANGES IN LEGAL NAME, STATE OF FORMATION AND STRUCTURE

None, with respect to the Borrower and all Subsidiaries purchased five years or more prior to the Effective Date and none, to the Borrower’s knowledge, with respect to all Subsidiaries within five years prior to the Effective Date.

16

Schedule 7.1

OUTSTANDING INDEBTEDNESS

The following, which is permitted under Section 7.1 (but included herein for informational purposes):

Summary of Leases Being Paid Off At Closing

			Payoff
			Balance on or about	Maturity
Name of Secured Party	Debtor	Lease #	June 30, 2014	Date	Security
Med One Capital Funding, LLC	Aerocare Holdings, Inc.	1000168-54	21,905.00	7/1/2014	Rental equipment — patients
Med One Capital Funding, LLC	Aerocare Holdings, Inc.	1000168-55	53,500.00	8/1/2014	Rental equipment — patients
Med One Capital Funding, LLC	Aerocare Holdings, Inc.	1000168-56	78,765.00	9/1/2014	Rental equipment — patients
Med One Capital Funding, LLC	Aerocare Holdings, Inc.	1000168-57	102,540.00	10/1/2014	Rental equipment — patients
Med One Capital Funding, LLC	Aerocare Holdings, Inc.	1000168-58	142,850.00	11/1/2014	Rental equipment — patients
Med One Capital Funding, LLC	Aerocare Holdings, Inc.	1000168-59	161,580.00	12/1/2014	Rental equipment — patients
Totals For Med One			561,140.00
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	1800064455	132,281.10	12/14/2014	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	180073150S	203,549.44	2/14/2015	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	180074875S	183,074.69	4/15/2015	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	180075796S	189,890.79	5/15/2015	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	180076896S	330,295.95	6/15/2015	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	180077667S	365,134.58	7/15/2015	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	1800077687	368,048.47	8/15/2015	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	1800078561	425,230.79	9/10/2015	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	180079990S	442,471.28	10/10/2015	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	180081383S	419,611.73	11/10/2015	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	180082006S	436,813.71	12/10/2015	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	180082454S	448,918.84	1/10/2016	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	1800083235	534,243.65	2/10/2016	Rental equipment — patients
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	1800083763	571,262.19	3/10/2016	Rental equipment — patients
Totals Key Equipment			5,050,827.21

17

Philips Medical Capital, LLC	Aerocare Holdings, Inc.	PH013245	25,620.24	6/1/2014	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	PH013956	206,476.56	2/1/2015	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	PH010456	240,727.00	4/1/2015	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10027975	811,297.98	1/1/2017	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10029561	844,790.00	2/1/2017	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10032922	846,546.88	3/1/2017	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10035325	2,115,998.77	4/1/2017	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10037939	1,075,714.65	5/1/2017	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10040091	968,142.70	6/1/2017	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10042309	1,050,977.88	7/1/2017	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10045578	967,282.31	8/1/2017	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10045580	303,340.00	8/1/2017	Rental equipment — patients
Totals Philips Medical Capital			9,456,914.97

Summary of Leases Not Being Paid Off At Closing				Balance
AirSep Corporation	Guardian Medical, Inc.	229031	14,001	10/17/2014	Rental equipment — patients
GreatAmerica Leasing Corporation	Respiratory Home Care of Bristol, LLC	697764	2,415	3/27/2016	Canon IR 2020 Copier
Key Equipment Finance, Inc.	Aerocare Holdings, Inc.	1800095018	1,119,353	8/1/2017	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10009507	504,379	6/1/2016	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10011607	479,992	7/1/2016	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10014018	553,125	8/1/2016	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10016154	528,950	9/1/2016	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10019177	676,079	10/1/2016	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10023359	727,840	11/1/2016	Rental equipment — patients
Philips Medical Capital, LLC	Aerocare Holdings, Inc.	101-10024529	633,077	12/1/2016	Rental equipment — patients

	Grand Total of Leases Not Being Paid at Closing		5,239,211

18

Schedule 7.2

EXISTING LIENS

Liens in connection with the Indebtedness listed on Schedule 7.1, all of which is permitted under Section 7.2 (but included herein for informational purposes).

19

Schedule 7.4

EXISTING INVESTMENTS

Four hundred forty six (446) commons shares of Principal Financial Group with a market value as of June 25, 2014 of $ 22,429.34.

20

Exhibit 2.3

[FORM OF] NOTICE OF REVOLVING BORROWING

[Date]

SunTrust Bank

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, Georgia 30308

Attention: Doug Weltz

Facsimile Number: (404) 221-2001

To Whom It May Concern:

Reference is made to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement. This notice constitutes a Notice of Revolving Borrowing. The Borrower hereby requests a Borrowing of Revolving Loans under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Borrowing of Revolving Loans requested hereby:

(A)	Aggregate principal amount of Borrowing of Revolving Loans[1]:

(B)	Comprised of:

☐ Acquisition Revolving Loans2 ☐ Working Capital Revolving Loans

(C)	Date of Borrowing of Revolving Loans (which is a Business Day):

(D)	Type of Revolving Loans comprising such Borrowing of Revolving Loans [3]:

(E)	[If Eurodollar Loans] Interest Period[4]:

(F)	Location and number of Borrower’s account to which proceeds of such Borrowing of Revolving Loans are to be disbursed:

[SIGNATURE ON FOLLOWING PAGE]

1 In the case of a Borrowing of Eurodollar Loans, not less than $500,000 or a larger multiple of $100,000; in the case of a Borrowing of Base Rate Loans, not less than $500,000 or a larger multiple of $100,000.

2 Pursuant to Section 7.1(g) of the Credit Agreement, the good faith estimate by the Borrower of the maximum aggregate amount of holdback amounts outstanding at any time shall not exceed the aggregate amount available to be borrowed under the Aggregate Acquisition Revolving Commitments.

3 Borrowing of Eurodollar Loans, Base Rate Loans or LIBOR Index Rate Loans.

4 Which must comply with the definition of “Interest Period”.

The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

AEROCARE HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit 2.4

[FORM OF] NOTICE OF SWINGLINE BORROWING

[Date]

SunTrust Bank

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, Georgia 30308

Attention: Doug Weltz

Facsimile Number: (404) 221-2001

To Whom It May Concern:

Reference is made to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement. This notice constitutes a Notice of Swingline Borrowing. The Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:

(A)	Aggregate principal amount of Swingline Loan[1]:

(B)	Date of Swingline Loan (which is a Business Day):

(C)	Account of the Borrower to which the proceeds of such Swingline Loan should be credited:

[SIGNATURE ON FOLLOWING PAGE]

1 Not less than $100,000 or a larger multiple of $50,000.

The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

AEROCARE HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit 2.7

[FORM OF] NOTICE OF CONVERSION/CONTINUATION

[Date]

SunTrust Bank

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, Georgia 30308

Attention: Doug Weltz

Facsimile Number: (404) 221-2001

To Whom It May Concern:

Reference is made to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement. This notice constitutes a Notice of Conversion/Continuation. The Borrower hereby requests a continuation or conversion under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the continuation or conversion requested hereby:

(A)	Aggregate principal amount of the Borrowing to be continued or converted[1]:

(B)	Date of continuation or conversion (which is a Business Day):

(C)	Type of Loans comprising such Borrowing[2]:

(D)	Interest Period[3]:

[SIGNATURE ON FOLLOWING PAGE]

1 In the case of a Borrowing of Eurodollar Loans, not less than $500,000 or a larger multiple of $100,000; in the case of a Borrowing of Base Rate Loans, not less than $500,000 or a larger multiple of $100,000.

2 Borrowing of Eurodollar Loans, Base Rate Loans or LIBOR Index Rate Loans.

3 Which must comply with the definition of “Interest Period”.

The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

AEROCARE HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit 2.10

[FORM OF] [AMENDED AND RESTATED] NOTE

_________, ____

FOR VALUE RECEIVED, AEROCARE HOLDINGS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to ______________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 30, 2014 among the Borrower, the Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Payment Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[This Note amends and restates, and is given in replacement for, that certain Note dated November 30, 2012, as amended and modified.]

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF FLORIDA.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

AEROCARE HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 2.20-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 30, 2014 among the Borrower, the Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent.

Pursuant to the provisions of Section 2.20(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	_____________ __, 20__

EXHIBIT 2.20-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 30, 2014 among the Borrower, the Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent.

Pursuant to the provisions of Section 2.20(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	_____________ __, 20__

EXHIBIT 2.20-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 30, 2014 among the Borrower, the Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent.

Pursuant to the provisions of Section 2.20(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	_____________ __, 20__

EXHIBIT 2.20-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 30, 2014 among the Borrower, the Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent.

Pursuant to the provisions of Section 2.20(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	_____________ __, 20__

Exhibit 2.23

[FORM OF] INCREMENTAL TERM LOAN LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT (this “Agreement”), dated as of              , 20  , to the Credit Agreement referenced below is by and among [LENDER] (the “Incremental Term Loan Lender”), AEROCARE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Guarantors and SUNTRUST BANK, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

WITNESSETH

WHEREAS, pursuant to that Amended and Restated Credit Agreement, dated as of June 30, 2014 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors identified therein, the Lenders from time to time party thereto and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender, the Lenders have agreed to provide the Borrower with Revolving Loans, Swingline Loans and the Term Loan;

WHEREAS, pursuant to Section 2.23 of the Credit Agreement, the Borrower has requested that the Incremental Term Loan Lender provide a portion of an Incremental Term Loan under the Credit Agreement; and

WHEREAS, the Incremental Term Loan Lender has agreed to provide a portion of such Incremental Term Loan on the terms and conditions set forth herein and to become a “Lender” under the Credit Agreement in connection therewith;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Capitalized terms used but not defined herein shall have the meaning provided to such terms in the Credit Agreement.

2.          The Incremental Term Loan Lender hereby agrees to provide an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment set forth on Schedule I attached hereto. The Incremental Term Loan Lender’s Pro Rata Share of such Incremental Term Loan Commitment as of the date hereof shall be as set forth on Schedule I attached hereto. The existing Schedule I to the Credit Agreement shall be deemed to be amended to include the information set forth on Schedule I attached hereto.

3.          The Incremental Term Loan Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become an Incremental Term Loan Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as an Incremental Term Loan Lender thereunder and shall have the obligations of an Incremental Term Loan Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and, based on such information, has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 2.20(g) of the Credit Agreement), duly completed and executed by the Incremental Term Loan Lender; and (b) agrees that it will (i) independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

4.          [INSERT TERMS APPLICABLE TO THE INCREMENTAL TERM LOAN SUCH AS AMORTIZATION, APPLICABLE RATE, ETC.]

5.          Each of the Loan Parties agrees that, as of the date hereof, the Incremental Term Loan Lender shall (a) be a party to the Credit Agreement, (b) be an “Incremental Term Loan Lender” for all purposes of the Credit Agreement and the other Loan Documents and (c) have the rights and obligations of an Incremental Term Loan Lender under the Credit Agreement and the other Loan Documents.

6.          The address of the Incremental Term Loan Lender for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by the Incremental Term Loan Lender to the Administrative Agent.

7.          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or by any other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

8.          THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF FLORIDA.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

INCREMENTAL TERM LOAN LENDER:	[INCREMENTAL TERM LOAN LENDER]

By:
Name:
Title:

BORROWER:	AEROCARE HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

GUARANTORS:	[LIST ALL GUARANTORS AS OF DATE OF EXECUTION]

By:
Name:
Title:

Accepted and Agreed:

SUNTRUST BANK,
as Administrative Agent

By:
Name:
Title:

[Consented to:

SUNTRUST BANK,
as Issuing Bank

By:
Name:
Title:

SUNTRUST BANK, as Swingline Lender

By:
Name:
Title:]

Schedule I to Incremental Term Loan Lender Joinder Agreement

LENDERS AND COMMITMENTS

Lender	Incremental Term Loan Commitment	Pro Rata Share of Incremental Term Loan Commitment

Total:

Exhibit 5.1

[FORM OF] COMPLIANCE CERTIFICATE

In connection with the terms of that certain Amended and Restated Credit Agreement, dated as of June 30, 2014 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among Aerocare Holdings, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender, the undersigned certifies that the following information is true and correct, in all material respects, as of the date of this Compliance Certificate for the Fiscal Quarter ended___________, 20__:

Capitalized terms used in this Compliance Certificate but not otherwise defined herein shall have the same meanings provided in the Credit Agreement.

1.          [No][A] Default or Event of Default has occurred and is continuing. [If a Default or Event of Default then specify the details thereof and the action which the Borrower has taken or proposes to take].

2.          Set forth on Schedule 1 are detailed calculations demonstrating compliance with the financial covenants set forth in Article VI of the Credit Agreement.

3.          There has been [no] change in GAAP or the application thereof since the date of the Audited Financial Statements. [If any change in GAAP has occurred, please specify the effect of such change on the financial statements accompanying this certificate].

[SIGNATURE ON FOLLOWING PAGE]

The foregoing is true and correct, in all material respects, as of the date hereof.

Dated as of ____________ , ___.

AEROCARE HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

Schedule 1

FINANCIAL COVENANT CALCULATIONS

Exhibit 5.10

[FORM OF] GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Agreement”) dated as of           ,     , is by and between            , a            (the “New Subsidiary”), and SunTrust Bank, in its capacity as Administrative Agent under the Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) by and among Aerocare Holdings, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 5.10 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor”. Accordingly, the New Subsidiary hereby agrees with the Administrative Agent as follows:

1.          The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby, jointly and severally together with the other Guarantors, guarantees to the Administrative Agent, each Lender, each Affiliate of a Lender that enters into Bank Products or Hedging Transactions with the Borrower or any Subsidiary, and each other holder of the Obligations, as provided in Article X of the Credit Agreement, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.

2.          The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge and Security Agreement and an “Obligor” for all purposes of the Pledge and Security Agreement, and shall have all the obligations of an Obligor thereunder as if it had executed the Pledge and Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge and Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (here and hereinafter as defined in the Pledge and Security Agreement), the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right of set off against any and all right, title and interest of the New Subsidiary in and to the Collateral (as such term is defined in the Pledge and Security Agreement) of the New Subsidiary.

3.          The New Subsidiary hereby represents and warrants to the Administrative Agent that:

(i)          Set forth on Schedule 1 is a list of all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.

(ii)          Set forth on Schedule 2 is the chief executive office, U.S. tax payer identification number and organizational identification number of the New Subsidiary as of the date hereof.

(iii)          The exact legal name and state of organization of the New Subsidiary is as set forth on the signature pages hereto.

(iv)          Set forth on Schedule 3 is each location where assets of the New Subsidiary are located as of the date hereof.

(v)          Except as set forth on Schedule 4, the New Subsidiary has not during the five years preceding the date hereof (A) changed its legal name, (B) changed its state of formation, or (C) been party to a merger, consolidation or other change in structure.

(vi)          Set forth on Schedule 5 is a list of all IP Rights owned by the New Subsidiary as of the date hereof.

(vii)          As of the date hereof, the New Subsidiary has no Commercial Tort Claims involving a claim for damages in excess $10,000 in any individual instance or $20,000 in the aggregate for all commercial tort claims of any of the Loan Parties not subject to a Lien in favor of the Administrative Agent, other than as set forth on Schedule 6.

4.          The address of the New Subsidiary for purposes of all notices and other communications is the address set forth for any Loan Party in Section 11.1 of the Credit Agreement.

5.          The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article X of the Credit Agreement.

6.          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.          This Agreement shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Florida.

[Signature Pages Follow]

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the holders of the Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

SUNTRUST BANK, as Administrative Agent

By:
Name:
Title:

Exhibit 11.4

[FORM OF] ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, modified, supplemented, increased and extended from time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including but not limited to contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:	Aerocare Holdings, Inc., a Delaware corporation

4. Administrative Agent:	SunTrust Bank, in its capacity as the administrative agent under the Credit Agreement

5. Credit Agreement:	Amended and Restated Credit Agreement dated as of June 30, 2014 among Borrower, the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender.

1 Select if applicable.

6.          Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$		%
$	$		%
$	$		%

Effective Date: ___________ __, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

2 Set forth, so at least nine (9) decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][1] Accepted:

SUNTRUST BANK,
as Administrative Agent

By:
Name:
Title:

[Consented to:][2]

AEROCARE HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

[Consented to:][3]

SUNTRUST BANK,
as Issuing Bank

By:
Name:
Title:

1 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

2 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

3 To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Domestic Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the state of Florida.